UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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STEPAN COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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STEPAN COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 29, 2014

at 9:00 a.m. (CDT)

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of STEPAN COMPANY (the “Company”) will be held at the Company’s Administrative and Research Center at Edens Expressway and Winnetka Road, Northfield, Illinois, on Tuesday, April 29, 2014, at 9:00 a.m. (CDT), for the following purposes:

1.	To elect two Directors to the Board of Directors each for a three-year term.

2.	To approve an advisory resolution on the compensation of the Company’s named executive officers.

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.

4.	To transact such other business as may properly come before the meeting.

The Board of Directors has designated the close of business on February 28, 2014, as the record date for determining holders of the Company’s Common Stock entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 29, 2014.

The Proxy Statement and Annual Report to Stockholders, including Form 10-K for fiscal year 2013, are available at http://www.edocumentview.com/SCL.

Directions to the Annual Meeting of Stockholders are available at http://www.stepan.com, under “Investor Relations—Annual Meeting” for those stockholders who plan to attend the Annual Meeting.

By order of the Board of Directors,

H. EDWARD WYNN

    Secretary

Northfield, Illinois

March 27, 2014

The Board of Directors extends a cordial invitation to all stockholders to attend the Annual Meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided as promptly as possible.

As a reminder, brokers may not vote your shares for non-routine matters such as the election of directors or the advisory vote on the compensation of the Company’s named executive officers (“Say-on-Pay” vote) in the absence of your specific instructions as to how to vote. Therefore, we urge you to provide your broker with voting instructions by returning your proxy card so your vote for all proposals can be counted.

March 27, 2014

PROXY STATEMENT

For the Annual Meeting of Stockholders of

STEPAN COMPANY

Edens Expressway and Winnetka Road

Northfield, Illinois 60093

To be held at 9:00 a.m. (CDT) on April 29, 2014

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors, and the Company will bear the entire expense of solicitation. Such solicitation is being made by mail, and the Company’s officers and employees may solicit proxies from stockholders personally or by telephone, mail or other means. The Company will make arrangements with the brokers, custodians, nominees and other fiduciaries who request the forwarding of solicitation material to the beneficial owners of shares of the Company’s stock held of record by such brokers, custodians, nominees and other fiduciaries, and the Company will reimburse them for their reasonable out-of-pocket expenses.

At the close of business on February 28, 2014, the record date for the meeting, there were 22,354,956 shares of the Company’s Common Stock (“Common Stock”) outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting.

This proxy statement and proxy are first being distributed to stockholders commencing on or about March 27, 2014.

You may either vote “FOR” or “WITHHOLD” authority to vote for each of the nominees for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

In connection with any other business that may properly come before the meeting, of which the Board of Directors is not currently aware, votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the individuals acting under the proxy.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purposes of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy.

Except for the election of directors, if you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, custodian, nominee or other fiduciary, your shares will be considered “broker non-votes” and will not be voted on any non-routine matters, which include the election of directors and the Say-on-Pay vote. Shares that constitute broker non-votes may be voted on the ratification of auditors and will be counted as present at the meeting for the purpose of determining a quorum, but will not be entitled to vote on non-routine proposals. Please instruct your broker or bank so your vote can be counted on all proposals.

The required quorum at the Annual Meeting is a majority of the outstanding shares of the Company’s voting stock as of the record date. In order to ensure the necessary quorum at the Annual Meeting, please mark, sign and return the enclosed proxy promptly in the envelope provided. No postage is required if mailed in the United States. Even if you sign and return your proxy, you are invited to attend the meeting.

The Company has adopted a procedure called “householding,” which the Securities and Exchange Commission (“SEC”) has approved. Under this procedure, the Company expects to deliver a single copy of the proxy materials to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of the stockholders. This procedure reduces the Company’s printing and mailing costs, and the environmental impact of the Company’s annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or verbal request, the Company will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which the Company delivered a single copy of these documents. To receive a separate copy of the proxy materials, stockholders may write or call the Company at the following contact: Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093; Telephone: (847) 446-7500.

ELECTION OF DIRECTORS

Stockholders and the persons named in the enclosed proxy will vote, pursuant to the authority granted by the stockholder in the enclosed proxy, on the election of Messrs. Joaquin Delgado and F. Quinn Stepan, Jr. as Directors of the Company to hold office until the Annual Meeting of Stockholders to be held in the year 2017.

In the event any one or more of such nominees is unable to serve as Director, votes will be cast, pursuant to the authority granted in the enclosed proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as Director, if elected.

Under the Company’s Restated Certificate of Incorporation and By-laws, Directors are elected by a plurality of the voting power of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote. The outcome of the election will not be affected by holders of shares of Common Stock that withhold authority to vote in the election of Directors.

The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders in the year in which the term for their class expires.

Nominees for Director

The following table sets forth certain information about the nominees for Director:

Name of Nominee	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Selection as Director	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Joaquin Delgado	Executive Vice President, Health Care Business Group of 3M Company, a global diversified technology company, since 2012. Executive Vice President, Electro and Communications Business of 3M Company, from 2009 to 2012. Vice President and General Manager, Electronic Markets Materials Division of 3M Company, from 2007 to 2009. Vice President, Research and Development and New Business Ventures, Consumer and Office Business of 3M Company, from 2005 to 2007. President of 3M Korea Ltd. from 2003 to 2005. Age—54	2011	3,400		*
F. Quinn Stepan, Jr.	President and Chief Executive Officer of the Company since January 2006. President and Chief Operating Officer of the Company from February 1999 to December 2005. Director of Follett Corporation from February 2005 to July 2011. Age—53	1999	1,341,987	(2)(3)	6.0%

* Less than one percent of outstanding shares of Common Stock.

(1)	Represents number of shares of Common Stock beneficially owned as of February 28, 2014. Number of shares for each Director includes (a) shares of Common Stock owned by the spouse of the Director and shares held by the Director or his spouse as trustee or custodian for the benefit of children and family members for which the Director or his spouse as trustee or custodian has voting or investment power, and (b) shares pledged as security by the Director or the Director’s family members.
(2)	Includes 538,301 shares held by the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which Scott D. Beamer, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement effective December 1, 2011, with Bank of America, N.A. (“Bank of America”). Bank of America expressly disclaims any beneficial ownership in the securities of this plan.
(3)	Includes (a) 172,590 shares that F. Quinn Stepan, Jr. has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (b) 10,046 shares of Common Stock allocated to F. Quinn Stepan, Jr. under the Employee Stock Ownership Plan II (“ESOP II”), and (c) 93,721 shares credited to F. Quinn Stepan, Jr.’s stock account under the Management Incentive Plan (As Amended and Restated Effective January 1, 2010), (the “Management Incentive Plan”). Amounts credited to an employee’s stock account will be paid to the employee at the time of separation of service from the Company as the employee has elected under the provisions of the Management Incentive Plan. Also includes 21,950 shares pledged as security for two bank loan agreements and 100,000 shares held in a margin account.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the election of Messrs. Joaquin Delgado and F. Quinn Stepan, Jr. to the Board of Directors each for a three-year term.

Directors Whose Terms Continue

The following table sets forth certain information about those Directors who are not up for election as their respective term of office does not expire this year:

Name of Director	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Selection as Director	Term Expires	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Michael R. Boyce	Chairman and Chief Executive Officer of PQ Corporation, a global specialty chemical and catalyst company, since 2005. Chairman and Chief Executive Officer of Peak Investments, an operating and acquisition company, since 1998. From 1990 to 1998, President and Chief Operating Officer of Harris Chemical Group, Inc. Director of PQ Corporation and AAR Corp. Age—66	2010	2016	7,462	(2)	*
Randall S. Dearth	President and Chief Executive Officer of Calgon Carbon Corporation, a global manufacturer of activated carbon and innovative treatment systems, since 2012. President and Chief Executive Officer of LANXESS Corporation, a global chemicals manufacturer, from 2004 to 2012. Director of Calgon Carbon Corporation. Age—50	2012	2015	3,714	(3)	*
Gregory E. Lawton	Consultant. President and Chief Executive Officer of JohnsonDiversey, Inc., a manufacturer of cleaning products, from October 2000 to February 2006. From January 1999 to September 2000, President and Chief Operating Officer of Johnson Wax Professional. President of NuTone, Inc., a subsidiary of Williams plc based in Cincinnati, Ohio from 1994 to 1998. From 1989 to 1994, served with Procter & Gamble as Vice President and General Manager of several consumer product groups. Director of General Cable and American Trim. Age—63	2006	2015	19,394	(4)	*

Name of Director	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Selection as Director	Term Expires	Number and Percent of Shares of Common Stock Beneficially Owned(1)
F. Quinn Stepan	Chairman of the Company since November 1984. Chief Executive Officer of the Company from November 1984 to December 2005. Age—76	1967	2016	1,659,705	(5)	7.4%
Edward J. Wehmer	President, Chief Executive Officer and founder of Wintrust Financial Corporation, a financial services company, since May 1998. Prior to May 1998, President and Chief Operating Officer of Wintrust Financial Corporation since its formation in 1996. Director of Wintrust Financial Corporation. Involved in several charitable and professional organizations. Age—59	2003	2016	18,382	(6)	*

*Less than one percent of outstanding shares of Common Stock.

(1)	See Note (1) to table under Nominees for Director.
(2)	Includes (a) 872 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (b) 690 shares credited to the Director’s account pursuant to the Company’s incentive compensation plans.
(3)	Includes 1,158 shares credited to the Director’s account pursuant to the Stepan Company Directors Deferred Compensation Plan Amended and Restated as of January 1, 2012.
(4)	Includes 5,262 shares credited to the Director’s account pursuant to the Company’s incentive compensation plans.
(5)	See Notes (3) and (4) to table under Security Ownership – Security Ownership of Certain Beneficial Owners.
(6)	Includes 6,582 shares credited to the Director’s account pursuant to the Company’s incentive compensation plans.

Family Relationships

F. Quinn Stepan, Jr. is the son of F. Quinn Stepan.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of February 28, 2014, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Common Stock:

	Number of Shares of Common Stock Beneficially Owned(1)			Percentage of Outstanding Shares of Common Stock
	Voting and/or Investment Power		Total Shares
Name and Address	Sole	Shared
F. Quinn Stepan (2)	1,129,163(3)	530,542(4)	1,659,705	7.4%
BlackRock, Inc. (5)	1,641,419		1,641,419	7.3%
The Vanguard Group, Inc. (6)	27,418	1,274,707	1,302,125	5.8%

(1)	Represents number of shares beneficially owned as of February 28, 2014. With respect to Mr. Stepan, number of shares owned includes shares held by Mr. Stepan, shares held as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power, and shares held by Mr. Stepan’s spouse.
(2)	The address for Mr. Stepan is Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.
(3)	Includes (a) 71,074 shares of Common Stock allocated to Mr. Stepan under ESOP II, (b) 407,830 shares of Common Stock credited to Mr. Stepan’s stock account under the Management Incentive Plan, and (c) 287,003 shares of Common Stock pledged as security for two bank loan agreements.
(4)	Mr. Stepan is the managing member of the sole general partner of Stepan Venture II, a family-owned limited partnership, which owns 530,542 shares of Common Stock. The partnership has pledged a total of 507,408 shares of Common Stock as security for two bank loan agreements. The shares owned by the partnership are included in the table for Mr. Stepan.
(5)

As reported in a Schedule 13G/A filed with the SEC on January 30, 2014, by BlackRock, Inc. (“BlackRock”), a parent holding company, 40 East 52nd Street, New York, New York, 10022. In the Schedule 13G/A, BlackRock reported that, as of December 31, 2013, it had sole voting power as to 1,588,908 shares and sole dispositive power as to 1,641,419 shares.

(6)	As reported in a Schedule 13G/A filed with the SEC on February 12, 2014, by The Vanguard Group, Inc. (“Vanguard”), an investment adviser, 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355. In the Schedule 13G/A, Vanguard reported that, as of December 31, 2013, it had sole voting power as to 27,418 shares, sole dispositive power as to 1,274,707 shares, and shared dispositive power as to 25,918 shares.

Security Ownership of Management

The following table sets forth, as of the close of business on February 28, 2014, the security ownership of each Executive Officer listed in the Summary Compensation Table in this proxy statement, each Director and nominee for Director, and all Directors and Executive Officers as a group:

Name	Number and Percent of Shares of Common Stock Beneficially Owned (1)
Scott D. Beamer	542,731	(2)	2.4%
James E. Hurlbutt	24,848	(3)	*
Scott C. Mason	31,187	(4)	*
John V. Venegoni	38,835	(5)	*
Robert J. Wood	77,310	(6)	*
F. Quinn Stepan	1,659,705	(7)	7.4%
F. Quinn Stepan, Jr.	1,341,987	(8)	6.0%
Michael R. Boyce	7,462	(9)	*
Randall S. Dearth	3,714	(10)	*
Joaquin Delgado	3,400		*
Gregory E. Lawton	19,394	(11)	*
Edward J. Wehmer	18,382	(12)	*
All Directors and Executive Officers (13)	3,399,072		15.2%

* Less than one percent of outstanding shares of Common Stock.

(1)	Number of shares for each Director, nominee for Director, and Executive Officer (and all Directors and Executive Officers as a group) includes (a) shares of Common Stock owned by the spouse of each Director, nominee for Director, or Executive Officer, and shares held by each Director, nominee for Director, or Executive Officer, or such person’s spouse as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power, (b) shares of Common Stock that may be acquired within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (c) shares pledged as security by such Director, nominee for Director, or Executive Officer, or such person’s family members.
(2)	Includes (a) 58 shares of Common Stock allocated to Scott D. Beamer under ESOP II, and (b) 538,301 shares in the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which Scott D. Beamer, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement effective December 1, 2011, with Bank of America. Bank of America expressly disclaims any beneficial ownership in the securities of this plan.
(3)	Includes (a) 416 shares of Common Stock allocated to James E. Hurlbutt under ESOP II, (b) 4,336 shares that James E. Hurlbutt has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (c) 18,088 shares credited to James E. Hurlbutt’s stock account under the Management Incentive Plan.
(4)	Includes (a) 605 shares of Common Stock allocated to Scott C. Mason under ESOP II, and (b) 18,680 shares that Scott C. Mason has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans.
(5)	Includes (a) 9,987 shares of Common Stock allocated to John V. Venegoni under ESOP II, and (b) 26,849 shares credited to John V. Venegoni’s stock account under the Management Incentive Plan.
(6)	Includes (a) 11,450 shares of Common Stock allocated to Robert J. Wood under ESOP II, (b) 21,658 shares that Robert J. Wood has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (c) 29,338 shares credited to Robert J. Wood’s stock account under the Management Incentive Plan.
(7)	See Note (5) to table under Directors Whose Terms Continue.

(8)	See Notes (2) and (3) to table under Nominees for Director.
(9)	See Note (2) to table under Directors Whose Terms Continue.
(10)	See Note (3) to table under Directors Whose Terms Continue.
(11)	See Note (4) to table under Directors Whose Terms Continue.
(12)	See Note (6) to table under Directors Whose Terms Continue.
(13)	As of February 28, 2014, Company-employed Directors and Executive Officers as a group had the right to acquire 263,564 shares of Common Stock under stock options exercisable within 60 days, 117,628 shares of Common Stock allocated to them under ESOP II, and 591,134 shares of Common Stock credited to their stock accounts under the Management Incentive Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013, about the Company’s securities that may be issued under the Company’s existing equity compensation plans, all of which have been approved by the stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	505,112	$30.80	2,357,809(1)
Equity compensation plans not approved by security holders	—	—	—

Total	505,112	$30.80	2,357,809

(1)	Under the Company’s existing equity compensation plans, shares may be issued in the form of performance stock awards as awarded by the Compensation and Development Committee of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company’s Executive Officers and Directors, and persons who own more than 10 percent of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership of Common Stock with the SEC. Based solely upon a review of such reports filed with the SEC and written representations from certain reporting persons, the Company believes that all such required reports have been timely filed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Related Person Transactions

The Company adopted a written policy entitled “Stepan Company Related Party Transactions Policy and Procedures” which was initially approved by the Audit Committee of the Board of Directors in February 2007, and has been annually reviewed by the Audit Committee at each subsequent February meeting and most recently amended in February 2014 (“Related Party Transactions Policy”). This policy applies to transactions (“Related Party Transactions”) involving the Company and a Related Party, which is defined as a person or entity who is a Company executive officer, Director, or nominee for election as a Director, or a beneficial owner of 5% or more of the Company’s stock, or an immediate family member of these persons. The Related Party Transactions Policy states that the Company will enter into or ratify Related Party Transactions only when the Board of Directors, acting through the Audit Committee or as otherwise set forth in the Related Party Transactions Policy, approves the Related Party Transaction after determining that it is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Audit Committee will review the material facts of all Related Party Transactions pursuant to the Related Party Transactions Policy, as discussed below, in order to make such determination and to decide whether to approve or disapprove such Related Party Transaction. No Director may participate in any discussion involving the approval of a Related Party Transaction for which he or she is a Related Party, except that the Director must provide any material information concerning the Related Party Transaction requested by the Audit Committee.

As set forth in the Related Party Transactions Policy, the Audit Committee has reviewed and approved certain types of Related Party Transactions and determined that the following types of Related Party Transactions will be generally deemed to be pre-approved under the terms of the Related Party Transactions Policy without further review by the Audit Committee: employment of executive officers; director compensation/reimbursement; transactions where all employees or stockholders receive proportional benefits; transactions with another company at which a Related Party’s only relationship is as an employee (other than as an executive officer) or director of that company or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and certain Company contributions to charitable or non-profit organizations if the Related Party’s only relationship is as an employee (other than as an executive officer) or a director or acting in a similar capacity at that organization, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that organization’s total annual receipts. In addition, the Board of Directors has delegated to the Audit Committee Chairman the authority to approve or ratify any Related Party Transaction with a Related Party in which the aggregate amount involved is expected to be less than $120,000. All other Related Party Transactions must be approved by the Audit Committee pursuant to the procedures discussed below.

At each calendar year’s first regularly scheduled Audit Committee meeting, the Company’s management submits for the Audit Committee’s consideration any proposed Related Party Transaction during that calendar year, including the proposed aggregate value of such transaction, as applicable. After the first calendar year meeting, any additional proposed Related Party Transactions must be submitted to the Audit Committee for approval. If the Audit Committee determines that a proposed transaction exceeds $120,000 and is a Related Party Transaction that requires review and approval by the Audit Committee, the proposed Related Party Transaction and relevant factors are reviewed by the Audit Committee. Relevant factors considered by the Audit Committee in its evaluation of a Related Party Transaction include the Related Party’s relationship to the Company and the Related Party’s interest in the transaction; the material facts of the proposed Related Party Transaction, including the proposed aggregate value of the transaction; the benefits to the Company of the proposed Related Party Transaction; if applicable, the availability of other sources of comparable products or services; and an assessment of whether the terms of the proposed Related Party Transaction are comparable to the terms available to an unrelated third party or to employees generally, as applicable. For ongoing transactions, the Audit Committee takes into consideration the Company’s contractual obligations under the transactions and, based on all available relevant facts and circumstances, determines if the Related Party Transaction remains in the best interests of the

Company and its stockholders. After review, the Audit Committee approves or disapproves such transactions and at each subsequently scheduled meeting, the Company updates the Audit Committee as to any material change to those transactions.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a Related Party Transaction that has not been previously approved or ratified pursuant to the Related Party Transactions Policy pursuant to the above procedures, if the transaction is pending, it is submitted to the Audit Committee promptly for its review based on the factors above. Based on its conclusions, the Audit Committee evaluates all options, including ratification, amendment or termination of the Related Party Transaction. If the transaction is ongoing or has been completed, the Audit Committee evaluates the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate and requests that the General Counsel evaluate the Company’s controls and procedures to determine why the transaction was not submitted to the Audit Committee for prior approval pursuant to the Related Party Transactions Policy and whether any changes to these procedures are recommended.

Transactions with Related Persons, Promoters and Certain Control Persons

Mr. Richard Stepan (son of F. Quinn Stepan and brother of F. Quinn Stepan, Jr.) is a current Company employee at the Company’s Northfield, Illinois offices. Mr. Richard Stepan is neither a Company officer nor a Director or nominee for Director. As an employee of the Company, Mr. Richard Stepan receives a base salary, short-term incentive compensation as appropriate for his position, and other regular and customary employee benefits generally available to all Company employees. With respect to fiscal 2013, Mr. Richard Stepan was paid a base salary of $147,642, bonus/incentive compensation of $10,451, and participated in other regular and customary employee benefit programs generally available to all Company employees. Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee has reviewed this transaction and has determined that it is in the best interests of the Company and its stockholders to permit the Company to continue to employ Mr. Richard Stepan. Accordingly, the Audit Committee has approved this transaction under the Related Party Transactions Policy pursuant to the procedures described above.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct

The Company is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Conduct to maintain those principles. The Company’s Code of Conduct applies to all of the Company’s officers, directors and employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Company’s Corporate Governance Guidelines and Code of Conduct are available at http://www.stepan.com, under “Investor Relations—Corporate Governance.” Stockholders may also request a free printed copy of the Company’s Corporate Governance Guidelines and Code of Conduct by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee. All three committees are composed entirely of independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

•	Audit Committee

The Audit Committee held seven meetings in 2013. The responsibilities of the Audit Committee include annual selection and engagement of the Company’s independent registered public accounting firm, meeting with the Company’s independent registered public accounting firm before the year-end audit to review the proposed fees and scope of work of the audit, meeting with the Company’s independent registered public accounting firm at the completion of the year-end audit to review the results of the audits of the Company’s financial statements and internal control over financial reporting, meeting with the Company’s independent registered public accounting firm prior to the Company’s filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, review of the independent registered public accounting firm’s communication setting forth findings and suggestions regarding internal controls, financial policies and procedures and management’s response to that communication, review of the internal audit program of the Company, review of unusual or significant financial transactions, review and approval or disapproval of Related Party Transactions pursuant to the Company’s Related Party Transactions Policy, and preparation of an Audit Committee report as required by the SEC to be included in this proxy statement.

The members of the Audit Committee in 2013 were Messrs. Boyce, Dearth, Delgado, Lawton and Wehmer (Chairman), all of whom are independent directors in accordance with the rules of the New York Stock Exchange and the SEC and as described below under “Director Independence.” The Board of Directors has determined that Mr. Wehmer is qualified as an Audit Committee financial expert within the meaning of SEC regulations. In addition, the Board of Directors has determined that Mr. Wehmer has accounting and related financial management expertise within the meaning of the rules of the New York Stock Exchange. None of the Audit Committee members serve on the audit committee of more than two public companies.

The report of the Audit Committee is included in this proxy statement. The charter of the Audit Committee is available at http://www.stepan.com, under “Investor Relations—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Compensation and Development Committee

The Compensation and Development Committee held three meetings in 2013. The responsibilities of the Compensation and Development Committee include reviewing and, if appropriate, adjusting the salaries of the executive officers of the Company annually, approving all management incentive awards, approving proposed grants of stock awards, providing advice to the Company regarding executive development and succession planning, approving the Company’s Compensation Discussion and Analysis, and preparing the Compensation and Development Committee Report as required by the SEC to be included in this proxy statement. The members of the Compensation and Development Committee in 2013 were Messrs. Boyce, Dearth, Delgado, Lawton (Chairman) and Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

Both the Compensation Discussion and Analysis and the Compensation and Development Committee Report are included in this proxy statement. The charter of the Compensation and Development Committee is available at http://www.stepan.com, under “Investor Relations – Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held three meetings in 2013. The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board of Directors by identifying individuals qualified to become board members and recommending to the Board of Directors the Director nominees for election to the Board of Directors, developing and recommending to the Board of Directors the guidelines for corporate governance applicable to the Company, leading the Board of Directors in its annual review of the Board of Directors’ performance, and recommending the members for each Board committee.

The members of the Nominating and Corporate Governance Committee in 2013 were Messrs. Boyce (Chairman), Dearth, Delgado, Lawton and Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.” The charter of the Nominating and Corporate Governance Committee is available at http://www.stepan.com, under “Investor Relations – Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

The Nominating and Corporate Governance Committee annually reports an assessment of the Board of Directors’ performance to the Board of Directors. The Chairman of the Nominating and Corporate Governance Committee initially discusses the assessment with the Chairman, and if desired by any Director, the assessments are also discussed at Executive Sessions of the non-management Directors. This assessment evaluates the Board of Directors’ contribution to the Company in its entirety and reviews areas in which the Board of Directors and/or management believe a stronger contribution could be made. The Nominating and Corporate Governance Committee is responsible for evaluating the performance of current members of the Board of Directors at the time they are considered for re-nomination to the Board of Directors.

Board Meetings and Attendance

During 2013, there were five regular meetings of the Board of Directors. During 2013, all of the Directors attended greater than 75 percent of the total number of meetings of the Board of Directors and the meetings of committees of the Board of Directors of which each Director was a member. While all Directors are encouraged to attend, the Company does not have a formal policy requiring attendance at the Company’s Annual Meeting of Stockholders. All Directors attended the 2013 Annual Meeting of Stockholders and are currently expected to attend the 2014 Annual Meeting of Stockholders.

Director Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors to address the membership criteria. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws to the Secretary of the Company at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The deadline to submit a director nomination for the 2015 Annual Meeting of Stockholders is set forth in the “2015 Stockholder Proposals” section below. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

The Corporate Governance Guidelines contain the Board of Directors’ membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In addition to these qualities, Director nominees should also possess recognized achievement, an ability to contribute to some aspect of the Company’s business, and the willingness to make the commitment of time and effort required of a Director. The Nominating and Corporate Governance Committee’s process for identifying and evaluating Director nominees includes recommendations by stockholders, non-management Directors and executive officers, a review and background check of specific candidates, an assessment of the candidate’s independence under the director independence standards described below, and interviews of Director candidates by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s evaluation of a nominee recommended by a stockholder would consider the general criteria and required information previously described in this section, and any other factors the Nominating and Corporate Governance Committee deems relevant.

Messrs. Delgado and Stepan, Jr. are current Directors who were previously elected by the stockholders. The term for Messrs. Delgado and Stepan, Jr. expires in 2014. The nominations of Messrs. Delgado and Stepan, Jr. to stand for election for a three-year term at the 2014 Annual Meeting of Stockholders have each been reviewed and approved by the Nominating and Corporate Governance Committee and the Board of Directors.

Board Diversity

The Board of Directors does not have a formal policy with respect to diversity. However, in identifying Director nominees, the Nominating and Corporate Governance Committee and the Board of Directors consider a broad definition of diversity, including but not limited to, diversity of professional experience, education and skills. For example, the Nominating and Corporate Governance Committee and the Board of Directors have considered operational experience, international experience, technical experience, financial experience, and experience related to the Company’s current product lines and industries. If the Nominating and Corporate Governance Committee utilizes an outside search firm to identify Director nominees, it instructs the search firm to consider broadly-defined diversity in identifying potential nominees.

Director Independence

For purposes of determining director independence, the Company has adopted the following standards in compliance with the New York Stock Exchange director independence standards as currently in effect. No Director qualifies as “independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, a Director is not independent if:

•	The Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

The Director, or an immediate family member, has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The Director is a current partner or employee of a firm that is the Company’s internal auditor or independent registered public accounting firm; (B) the Director has an immediate family member who is a current partner of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under the New York Stock Exchange rules and the Company’s Corporate Governance Guidelines, at least a majority of the Company’s Directors and each member of the Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee must meet the independence standards set forth above. The Board of Directors has determined that each of Messrs. Michael R. Boyce, Randall S. Dearth, Joaquin Delgado, Gregory E. Lawton and Edward J. Wehmer has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the standards set forth above. In addition, the Board of Directors has determined that each member of the Audit Committee and each member of the Compensation and Development Committee meets the additional independence standards required for audit committee members and compensation committee members, respectively, established by SEC rules and regulations and the New York Stock Exchange rules.

Mr. F. Quinn Stepan and Mr. F. Quinn Stepan, Jr. are not deemed independent under the rules of the New York Stock Exchange since Mr. F. Quinn Stepan has served as the Chairman of the Company since November 1984 and Mr. F. Quinn Stepan, Jr. has served as the President and Chief Executive Officer of the Company since January 2006.

Board Leadership Structure

The Board of Directors regularly reviews its leadership structure in light of the Company’s then current needs, trends, internal assessments of Board effectiveness, and other factors. The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Company separates the Chief Executive Officer and Chairman positions. The Company’s Chief Executive Officer is responsible for the Company’s day-to-day operations and strategic planning. In addition to chairing the Board of Directors, the Chairman provides strategic advice based on his extensive industry experience and knowledge of the Company’s operations. The Board of Directors believes that it benefits from the Chairman’s experience and expertise in the Company’s industry and business, as well as the Chief Executive Officer’s understanding of the Company’s ongoing operations.

While the Board of Directors does not have a Lead Director, the independent directors regularly meet in Executive Sessions without the Chairman, the Chief Executive Officer or management present in accordance with the Company’s Corporate Governance Guidelines.

Director Qualifications

All Directors and nominees for Director possess strong executive leadership experience based on their individual experience from their positions as executives of various corporations. Certain individual qualifications and skills of each Director and nominee for Director that were considered in determining that such individual should serve as a member of the Board of Directors are as follows:

•

Mr. F. Quinn Stepan: Mr. Stepan has served as Chairman of the Company since 1984. In his over 50-year career with the Company, Mr. Stepan has held numerous positions, including Chief Executive Officer. Mr. Stepan’s experience as the former Chief Executive Officer provides the Board of Directors with extensive knowledge of the Company’s history and its operations and strategy.

•

Mr. F. Quinn Stepan, Jr.: Mr. Stepan, Jr. serves as the President and Chief Executive Officer of the Company, a position he has held since 2006. In his over 25-year career with the Company, Mr. Stepan, Jr. has served in a number of positions of increasing responsibility and in a variety of functions within the Company’s operations. Mr. Stepan, Jr.’s day-to-day strategic leadership provides the Board of Directors with extensive knowledge of the Company’s operations.

•

Mr. Michael R. Boyce: Mr. Boyce is the Chairman and Chief Executive Officer of PQ Corporation, a global specialty chemical and catalyst company, as well as the Chairman and Chief Executive Officer of Peak Investments, an operating and acquisition company. Mr. Boyce also serves as a director for PQ Corporation and AAR Corp. Mr. Boyce provides the Board of Directors with global executive leadership in the chemical industry as well as expertise in strategic business matters.

•

Mr. Randall S. Dearth: Mr. Dearth is the President and Chief Executive Officer of Calgon Carbon Corporation, a global manufacturer of activated carbon and innovative treatment systems. Mr. Dearth also serves as a director for Calgon Carbon Corporation. Prior to Calgon Carbon, Mr. Dearth served as the President and Chief Executive Officer of LANXESS Corporation, a global chemicals manufacturer. Mr. Dearth provides the Board of Directors with global executive leadership in the chemical industry and a global perspective on European leadership, strategy and business conditions.

•

Dr. Joaquin Delgado: Dr. Delgado is the Executive Vice President, Health Care Business Group of 3M Company, a global diversified technology company. Dr. Delgado has also held other executive leadership positions at 3M. Dr. Delgado provides the Board of Directors with expertise in innovation and current global business and operational experience.

•

Mr. Gregory E. Lawton: Mr. Lawton is the former President and Chief Executive Officer of JohnsonDiversey, a leading global provider of cleaning and hygiene solutions to the institutional and industrial marketplace. Mr. Lawton previously held various leadership roles at other companies and also serves as a director for General Cable and American Trim. Mr. Lawton provides the Board of Directors with global expertise and executive leadership from the consumer products industry, and extensive experience with employee development.

•

Mr. Edward J. Wehmer: Mr. Wehmer is the President and Chief Executive Officer of Wintrust Financial Corporation, a financial services company. Mr. Wehmer is also a Certified Public Accountant and serves as a director for Wintrust Financial Corporation. Mr. Wehmer provides the Board of Directors with expertise in strategic, financial, banking and accounting matters. Mr. Wehmer also has extensive experience with acquisitions.

Risk Management

The Board of Directors takes an active role in overseeing the Company’s financial and non-financial risks. The Audit Committee, which is chaired by Mr. Wehmer, an Audit Committee financial expert, takes a lead role in overseeing Company risks. The Audit Committee receives reports from the Company’s Director of Internal Audit, the Chief Financial Officer, and the General Counsel, all of whom are responsible for various aspects of the Company’s risk management. The Director of Internal Audit reports directly to the Audit Committee. The Audit Committee meets with the Company’s external auditors, separately from management.

The Compensation and Development Committee, which is chaired by Mr. Lawton, takes the lead role in overseeing the management of risks as they relate to the Company’s compensation policies and practices. For 2013, the Compensation and Development Committee reviewed these compensation policies and practices and did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

Executive Sessions

Executive Sessions of non-management Directors are held at least two times per year. At least one of the Executive Sessions each year is limited to the Company’s independent Directors. Executive Sessions are generally held by the independent Directors after every regular Board of Directors meeting and after most Board committee meetings. The Executive Sessions after all regular Board of Directors meetings are scheduled and chaired by the Chairman of the Nominating and Corporate Governance Committee. Any non-management Director can request that additional Executive Sessions be scheduled. In 2013, four Executive Sessions without management were held by the independent Directors. Three of these Executive Sessions were chaired by Mr. Boyce and one was chaired by Dr. Delgado who was designated to lead the discussion in Mr. Boyce’s absence. In addition, Executive Sessions were also held after most Board committee meetings during 2013 and were chaired by the respective chairman of the Board committee.

Communication with the Board

A stockholder may communicate with the Board of Directors by writing c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. Mail addressed to a specific Director or Board committee will be delivered to that Director or Board committee. The Secretary delivers all correspondence without first screening the correspondence.

Compensation Committee Interlocks and Insider Participation

None

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary of Executive Compensation in 2013

In 2013, the Company and the Compensation and Development Committee of the Board of Directors (defined within this Compensation Discussion and Analysis section as the “Committee”) applied the compensation policies and principles described in this Compensation Discussion and Analysis in determining compensation for the individuals named in the Summary Compensation Table. Those individuals are referred to herein as the named executive officers (“NEOs”). Specifically:

•	Base salary was surveyed and determined to be consistent with similar positions in similar industries.

•	Incentive pay was directly connected to Company and individual performance.

•	All NEOs were in compliance with the Company’s stock ownership requirements.

•

In most cases, the types of compensation and benefits provided to the NEOs by the Company are the same as those provided to the Company’s other executives. The limited amount of benefits and perquisites offered to the NEOs is common to many companies and was reasonable in both nature and amount. The Company believes it needed to offer the level of 2013 executive compensation, benefits and perquisites as part of its total reward components to attract, motivate and retain talented executives in a competitive staffing environment. After considering all components of the total compensation paid to the NEOs in 2013, the Committee has determined that the 2013 NEO compensation was competitive and reasonable.

•

For the third consecutive year, the Company’s advisory Say-on-Pay vote was supported by the stockholders with the approval of over 90% of those stockholders present at the 2013 Annual Meeting of Stockholders in person or by proxy. The Company and the Committee will continue to review and consider the results of the Say-on-Pay vote and value stockholder input on the Company’s compensation program and philosophy.

As stated below in the “Compensation Philosophy” section, the basic premise of the Company’s executive compensation philosophy is to pay for performance. The Company believes it has demonstrated that philosophy and culture both in years when the Company has achieved record corporate earnings, such as in each of the past five years prior to 2013, and in years such as 2013 when the Company did not achieve all of its objectives.

In 2013, the Company had a number of successes, including its second best year of Corporate Net Income, execution and integration of our largest acquisition, global growth milestones, continued emphasis on sustainable growth, increased Common Stock dividends for the 46th consecutive year, and an increase in the price of Common Stock by slightly more than 18%, or $10 per share. However, the Company did not achieve its Corporate earnings target and some other key corporate targets such as the Corporate Return on Invested Capital and the Corporate Safety Objectives. Based on the fifth consecutive year of record earnings achieved in 2012, the NEOs achieved a cumulative total of slightly more than $1.6 million in short-term, annual incentive bonus payments. However, in 2013 the NEOs achieved results which resulted in a cumulative payment of $551,388, or a 67% reduction as compared to 2012. In addition, again based on 2012 record results, the NEOs cumulatively were awarded 20,632 performance shares which were valued at almost $1.3 million at the time of vesting in February 2013. However, based on corporate performance in 2013, the NEOs cumulatively earned zero performance shares in February 2014. While the Company had a number of significant successes during 2013, it did not meet its objectives for both the short-term and long-term incentives and the corresponding payments to the NEOs and all other executives reflected these results. The Company has consistently demonstrated that when its financial and operational results are strong, the Company rewards executives based upon that outstanding performance, and when results do not meet specified objectives, compensation paid to its executives is significantly reduced. The Company is therefore executing its philosophy of pay for performance.

Role of the Compensation and Development Committee

The Committee is responsible for overseeing the establishment and administration of the Company’s policies, programs and procedures for compensating the Company’s executive management, as further described below. The Committee is also responsible for providing advice to the Company regarding executive development and succession planning. The Committee acts pursuant to a charter, which is available on the Company’s website at http://www.stepan.com, under “Investor Relations – Corporate Governance.”

Compensation Objectives

The overall objectives of the Company’s compensation programs are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for levels of compensation that are competitive with the marketplace; and

•	attract and retain employees of outstanding ability.

Compensation Philosophy

The basic premise of the Company’s executive compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for all employees. Compensation levels commensurate with Company performance align the interests of our employees with the interests of our stockholders.

The Company’s guiding philosophy in setting executive compensation is that the compensation of executive officers should reflect the scope of their job responsibilities and level of individual and corporate performance achieved. Executive compensation should be competitive internally, as well as externally, to like or comparable positions based on job descriptions and responsibilities at similarly sized companies within the Company’s industries and other appropriate related industry benchmarks or survey information. The Company’s compensation philosophy is reviewed at least annually by the Committee.

The effectiveness of the executive compensation program is primarily measured by Company performance, stock price appreciation, the ability of the Company to attract and retain executive officers, and comparison against other relevant, external benchmarks as needed.

The Committee generally does not consider the impact of previously awarded compensation in determining current executive total compensation. The Committee does, however, use both aggregate general industry survey data as well as a chemical industry peer group to benchmark executive compensation annually as described below under “Use of Industry Surveys and Peer Group Data.” Except for the limits regarding incentive compensation as described below, the Committee does not use specific policies to allocate between cash and non-cash compensation or between short-term and long-term compensation.

Compensation Consultant

The Committee has not retained its own consultant to provide overall compensation advice. However, in the event the Committee does retain a compensation consultant, the Committee will consider the relevant factors necessary to determine the consultant’s independence and whether their work raises any conflicts of interest. On an ongoing basis, the Committee and the Company utilize compensation survey data from a compensation consultant when making base compensation decisions for Company executives. Beginning in 2013, the Company changed its compensation consultant from Towers Watson to Mercer. The Company evaluated several different global compensation consultants and engaged Mercer for a number of reasons, including Mercer’s capabilities and breadth of resources, and the caliber and relevance of its survey data for the Company and the industries in which it operates. The Committee and the Company also began to receive long-term incentive survey data and total compensation benchmark information from Mercer in 2013.

The aggregate fees paid by the Company for all services provided by compensation consultants, including services provided by Mercer, did not exceed $120,000 for the year ended December 31, 2013.

Role of Executives in Establishing Compensation

The Committee determines the compensation of the Chairman and the Chief Executive Officer. The Chief Executive Officer and the Vice President – Human Resources make recommendations to the Committee regarding compensation for all other executive officers, including the NEOs. The Committee then reviews these recommendations and approves the final compensation for these individuals. All recommendations made to the Committee and all determinations made by the Committee are based upon the Company’s policies and guidelines and other relevant factors outlined in the “Use of Industry Surveys and Peer Group Data” and “Elements of Compensation” sections below.

The advisory vote in 2013 was the third consecutive year that the Company’s Say-on-Pay vote was supported by the stockholders with the approval of over 90% of those stockholders present at the 2013 Annual Meeting of Stockholders in person or by proxy. The Committee acknowledges and values the feedback from the Company’s stockholders on the annual Say-on-Pay vote and believes that these results demonstrate stockholder support of the Company’s overall executive compensation approach, which is primarily designed as performance-based and aligned with stockholders’ interests. As a result of the strong stockholder support for the 2013 Say-on-Pay vote, the Committee determined that the Company’s compensation practices and processes did not require any significant modifications to achieve the desired results of the Company’s compensation program or to address stockholder concerns. The Committee will continue to consider the outcome of these advisory votes when determining future executive compensation arrangements.

Use of Industry Surveys and Peer Group Data

The Company determines compensation by considering two sources: industry surveys and compensation information from a select group of peer companies. The Company reviews survey data for total compensation, including base salary, short-term incentives and long-term incentives, annually or otherwise periodically, as appropriate.

The Company subscribes to compensation survey data supplied by Mercer for the purpose of comparing total compensation. For the executive officers, including the NEOs, the Company reviews compensation using the 2013 U.S. Mercer Benchmark Database (MBD) Survey. This survey is comprised of data from 3,035 organizations representing a variety of industries, sizes of companies and geographic areas. The Company utilizes survey data for the position or positions that most closely matches the job description of each NEO or executive officer position, and for the companies that are most closely aligned with characteristics of the Company, including comparable industry, comparable size (revenue and employees) and other measures of comparison as appropriate and available.

The Company also uses a chemical industry peer group of 14 companies (“Peer Group”) as an additional reference point for data regarding total compensation. The companies included in the Peer Group were selected because of their chemical industry affiliation and similarity to the Company in size and/or business. The following companies comprised the Peer Group used in reviewing and considering 2013 total compensation: Albemarle Corporation; A. Schulman, Inc.; Axiall Corporation (formerly Georgia Gulf Corporation); Cabot Corporation; Chemtura Corporation; Cytec Industries Inc.; Ferro Corporation; H.B. Fuller Company; Innospec Inc.; Kraton Performance Polymers, Inc.; NewMarket Corporation; OM Group, Inc.; PolyOne Corporation; and Sensient Technologies Corporation.

The Company performs periodic evaluations of the Peer Group in order to ensure the Company is comparing itself with companies who have a specialty chemicals focus, who are within a reasonable range of Company market capitalization size, who are members of the American Chemistry Council, companies which identify the Company in their industry peer groups and/or other related factors. An evaluation was made in 2011 and changes were made to the Peer Group at that time. The Committee believes the current Peer Group remains an appropriate comparison group.

Based on a review of the Mercer and Peer Group survey data, the Company targets total compensation for executive officers to be in the median range (plus or minus 10% of the 50th percentile) of the survey data. All NEOs’ and executive officers’ total compensation amounts were within or below this median range and are within appropriate and reasonable levels as compared to the survey data considering experience level, time in position, global job grades and both external and internal equity evaluations.

The Company has a long-term target total compensation mix of 40% base salary, 20% short-term incentives and 40% long-term incentives for executive officers’ compensation. This target objective provides an appropriate mix of short-term and long-term rewards and incentives to encourage the necessary focus and motivation to achieve outstanding results on an ongoing basis, both in the short-term and long-term. In addition, the combined focus on both short-term and long-term objectives aligns Company and stockholders’ interests. The allocation of compensation, emphasizing both short-term and long-term goals, is common market practice and appropriate in order to reduce the possibility of any material adverse effect on the Company due to the Company’s compensation policies and practices. Short-term incentives for executive officers are based on individual and Company performance. Long-term incentives for executive officers are based only on Company performance. This mix assumes above average Company performance and can vary considerably if performance is either below average or at a superior level. For 2013, the actual total compensation mix for the NEOs in the Summary Compensation Table was 39.5% base salary, 9.4% short-term incentives and 51.1% long-term incentives.

Elements of Compensation

For the fiscal year ended December 31, 2013, the principal elements of compensation for the executive officers, including the NEOs, were as follows:

Compensation Element / Purpose	Description

Base Salary To attract and retain employees of outstanding abilities	Fixed component of pay based on specific position salary ranges determined by job responsibilities, competitive benchmark data and performance

Short-Term Incentives To drive improved year-over-year financial performance; to motivate, attract and retain employees; and to align their interests directly with Company financial objectives	Variable, annual, at risk component of pay that rewards achievement of pre-determined Company and individual goals

Long-Term Incentives To promote retention of executives, to reward outstanding Company performance, and to encourage a focus on the Company’s long-term financial results	Variable, at risk, equity component of pay for eligible participants that rewards stockholder value creation over the long-term

Retirement Benefits To promote retention and to attract outstanding employees	Fixed percentage (4%) of base salary under a Savings and Investment Retirement Plan for all U.S. employees

Profit Sharing Plans and Employee Stock Ownership Plans To provide employees with a tax deferred retirement savings vehicle directly connected to the Company’s financial results	Variable, annual, at-risk component directly determined by Corporate Net Income achieved

Perquisites To attract and retain superior employees for key positions	Executives and key employees, including the NEOs, are eligible for a limited amount of perquisites which are provided to be market competitive

Other Benefits	NEOs are eligible for the benefit programs that are available to all other salaried employees which provide for basic life, health and security needs

Base Salary

The Company has established salary grades and ranges for all employees, including all of the NEOs. The grades range from 3 to 19, and within each grade, there are three tiers. Salary grades reflect the responsibility level of the position, i.e., positions requiring greater responsibility have a higher number salary grade. Salary tiers reflect the employee’s individual performance and experience. The salary range for each grade and tier is primarily based on survey data to the 50th percentile. This enables the Company to ensure pay equity among executives and all employees that is market competitive. A complete list of salary grades and tiers is published annually to all management employees.

The Committee, taking into consideration the performance of the Company, the Company’s compensation philosophy, the survey data, and the Company’s salary grades and tiers, reviews and determines the Chief Executive Officer’s salary on an annual basis. The Chief Executive Officer and the Vice President—Human Resources make recommendations to the Committee regarding compensation for all other NEOs. The Committee has the discretion to approve such recommendations or revise the recommended amounts, higher or lower, based upon each specific executive officer’s performance. The Chief Executive Officer’s salary range is determined based on the same factors and criteria as those of the other NEOs, executive officers and all salaried employees.

Short-Term Incentive Compensation

The purpose of the Company’s short-term incentive compensation (annual bonus) is to promote improved year-over-year financial performance; to motivate, attract and retain executive, managerial and key employees of outstanding ability; and to align participants’ interests directly with Company financial targets. The total amount of short-term compensation is a percentage of the executive’s or employee’s actual base salary earned each calendar year. Because more senior managers have a greater ability to impact Company results, a significant percentage of their total compensation is at-risk in the form of the annual bonus.

The Chief Executive Officer has the highest level of responsibility, and therefore, is eligible for the highest bonus percentage range as compared to the other NEOs. Under the terms of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2010), (the “Management Incentive Plan”), the maximum percentage of an executive’s annual bonus is 150% of his or her annual base salary, up to a maximum dollar amount of $1,500,000. The following chart reflects the target bonus range, as a percentage of annual base salary, for each NEO for the 2013 annual bonus:

NEO	Target Bonus Range
Chief Executive Officer (F. Quinn Stepan, Jr.)	0-100%
Vice President and Chief Financial Officer (James E. Hurlbutt)(1)	0-60%
Vice President and Chief Financial Officer (Scott D. Beamer)(1)	0-60%
Vice President and General Manager—Surfactants (John V. Venegoni)	0-60%
Vice President—Supply Chain (Scott C. Mason)	0-60%
Vice President and General Manager—Polymers (Robert J. Wood)	0-60%

(1)	Mr. Hurlbutt retired as the Vice President and Chief Financial Officer of the Company effective August 15, 2013, and Mr. Beamer assumed that position effective August 15, 2013.

Within the target bonus ranges shown above, each NEO’s annual bonus is directly determined by the Company’s overall financial performance (“Corporate Financial Performance Objectives”) and, for NEOs other than the Chief Executive Officer, the achievement of individual performance objectives (“Individual Performance Objectives”), as described below. Payouts against each objective are based on the relative level of achievement of the objective.

Achievement of Corporate Financial Performance Objectives (Corporate Net Income, Corporate Return on Invested Capital (“ROIC”) and Free Cash Flow) is based on measuring achievement towards categories of Threshold, Target and, in the case of Corporate Net Income only, Maximum. These are the same categories used for long-term incentive compensation grants of performance shares and are discussed below in the “Long-Term Incentive Compensation” section. There is proration between levels of achievement. Achieving Threshold or below will result in no bonus payout. Reaching the Target would result in 100% bonus payout. The Maximum is only applicable to the Corporate Net Income achievement and is only triggered when Corporate Net Income exceeds the Target objective. However, the Committee reserves the right to exercise negative discretion should ROIC and Free Cash Flow performance fall significantly below Target. Additionally, the Committee reserves the right to include or exclude any acquisition or divestiture in exercising negative discretion. Acquisitions are not typically included in the year they occur unless they are part of the plan or budget for that year.

For 2013, all other NEO objectives were measured in the Threshold and Target categories as described above. For other employees, all objectives were measured in either the Threshold and Target categories as described above or using the following categories: Marginal, Competent, Commendable and Distinguished. The

Marginal level represents the minimum threshold that must be exceeded in order to obtain any payout against that objective; in contrast, the Distinguished level represents the Target threshold that must be met to obtain the maximum percentage payout for that objective. The Competent and Commendable levels, intended to be challenging but reasonably obtainable, are set at prorated amounts between the Marginal and Distinguished levels.

Few, if any, NEOs, other officers or key executives achieve the Target or Distinguished level for all of their objectives in any calendar year. The Maximum level is designed to incent exceptional corporate performance, in excess of the Target, to achieve a payout at that level. In 2013, the Company continued to transition objective-setting terminology to Threshold and Target for various business units and other employee groups throughout the Company as appropriate.

The extent, if any, to which an incentive award will be payable to a Covered Employee (as defined below) will be based solely upon the degree of achievement of pre-established performance goals over the specified calendar year. (A Covered Employee is an executive, managerial or key employee of the Company, including subsidiaries, designated by the Committee prior to the grant of an award within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended.) The Committee may, in its sole discretion, reduce or eliminate the amount which would otherwise be payable with respect to a calendar year. In addition, bonus payments as a whole may be reduced, prorated, or eliminated entirely based on Company performance if Corporate Net Income falls below certain pre-determined levels. Similarly, in years when Company performance is exceptional and above the Target level, it is possible for NEOs to receive bonuses above Target, while in years when Company performance is below the Threshold level, no bonus will be paid based upon Company performance.

As described above, all executive officers and other key Company executives have a Maximum level of achievement added above the Target level, which rewards exceptional Company performance. As in the past, the Maximum objective was based solely on Corporate Net Income and was set by the Committee at $96.0 million. Any additional reward earned is prorated between the Target and Maximum levels for Corporate Net Income only. The upside potential for executive officers, including all NEOs, is an additional 50% of any individual’s earned bonus payout. Other key executives also have either a 50% or 25% upside potential on the same Company objectives. If the Maximum is achieved or exceeded, the Chief Executive Officer is eligible for a maximum bonus of 150% of base salary (100% Target multiplied by 150%) while the other NEOs are each eligible for a maximum bonus of 90% of base salary (60% Target multiplied by 150%).

The Maximum level objective for Corporate Net Income is set at the same time all Corporate Financial Performance Objectives are approved and is designed to be very difficult to achieve, i.e., only a 10%-15% probability of achievement. This type of Maximum level objective is a common compensation practice, and the Company believes it is appropriate to use such an objective to attract and retain key Company employees who have the greatest impact on the Company results each year and to incent exceptional corporate performance which benefits all stockholders.

For 2013, the Company exceeded the Threshold level of the Corporate Net Income objective with an adjusted result of $77.42 million as compared to the Threshold objective of $75.0 million, but did not achieve the Target level of $89.0 million or the Maximum level of $96.0 million. The Corporate Net Income objective was adjusted to exclude $3.72 million in deferred compensation expense, $964,000 in a Corporate restructuring charge, and $92,000 in income (net of interest) from an acquisition. The resulting payout was prorated at 17.29% of Target.

•	Corporate Financial Performance Objectives

The Committee establishes the Corporate Financial Performance Objectives at the beginning of each calendar year. In 2013, the Committee established targets for the three Corporate Financial Performance Objectives for all NEOs: Corporate Net Income, ROIC and Corporate Free Cash Flow.

In 2013, the following levels were set for each of these objectives:

Objective	Threshold	Target	Maximum
Net Income	$75.0 million	$89.0 million	$96.0 million
ROIC	10.00%	12.00%	Not Applicable
Free Cash Flow	($10.0 million)	$10.0 million	Not Applicable

Each NEO’s annual bonus objectives include these Corporate Financial Performance Objectives. Given his level of responsibility, the Chief Executive Officer had his bonus based entirely on these Corporate Financial Performance Objectives, although the bonus amount was subject to a reduction if the Corporate Safety Objectives were not achieved. Both individuals serving as the Vice President and Chief Financial Officer during 2013 had 50% of their respective bonus tied to the same Corporate Financial Performance Objectives. The other NEOs each had at least 40% of their bonus tied to these same objectives.

The following table shows the Company’s performance against the Corporate Net Income, ROIC and Free Cash Flow objectives in 2013:

Objective	2013 Results	2013 Target	2013 Payout Against Target
Net Income	$77.42 million	$89.0 million	17.29%
ROIC	10.24%	12.00%	12.00%
Free Cash Flow	$ 42.5 million	$10.0 million	100%

For 2013, the Company exceeded the Threshold levels but did not achieve the Target levels for both Corporate Net Income and ROIC. The Company did exceed the Target level for Free Cash Flow. The Chief Executive Officer recommended, and the Committee approved the recommendation prior to the start of 2013, that the 2013 bonus for the Chief Executive Officer would be reduced by up to 3.0% (1.5% related to Global Recordable Rate and 1.5% related to Global Total Incident Rate) if the Company did not achieve its Corporate Safety Objectives. The Company did not achieve its Global Recordable Rate objective of 0.50 in 2013. The result was 1.20 which was unacceptable given the Company’s priority of Safety First. However, the Company did achieve its Target objective for the Global Total Incident Rate. The 2013 Global Total Incident Rate objective was set at 5.00 versus the 5.39 actual result in 2012. The 4.91 rate achieved exhibited meaningful improvement, particularly with a significant reduction in spills. Based on these results, the 2013 bonus for the Chief Executive Officer was reduced by 1.50% for not achieving the Global Recordable Rate objective.

The 2014 bonus for the Chief Executive Officer will be based on achievement of Corporate Net Income, ROIC and Free Cash Flow financial performance objectives. The allocation assigned to each of these performance objectives for NEOs, other executive officers and other key employees will be Corporate Net Income at 50%, ROIC at 40% and Free Cash Flow at 10% to properly reflect the relative significance of each objective to overall Company performance and to appropriately reflect the Company’s growth strategy which places greater emphasis on Corporate Net Income. The Chief Executive Officer will continue to have a portion of his bonus reduced if the Corporate Safety Objectives are not achieved. At least 40% of the 2014 bonus for all other executive officers will be based on achievement of these same three financial performance objectives.

•	Individual Performance Objectives

For executives other than the Chief Executive Officer and the Chairman, the Chief Executive Officer and the executive agree upon Individual Performance Objectives at the beginning of each calendar year. These Individual Performance Objectives may either be financial objectives for a particular business segment or organization, or achievement of certain financial, safety, service or other strategic objectives specific to their function and responsibility. For 2013, the Individual Performance Objectives and the results for the other NEOs were as follows:

James E. Hurlbutt

Vice President and Chief Financial Officer (January 1, 2013 to August 15, 2013)

Scott D. Beamer

Vice President and Chief Financial Officer (August 15, 2013 to December 31, 2013)

2013 Individual Performance Objectives and Weighting Percentage (1)	2013 Individual Performance Results (1)
Corporate Objectives—Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Objectives” section above)	Net Income and ROIC exceeded Threshold but did not reach Target. Free Cash Flow exceeded the Target level

50.0% of Total	11.7% of Total Awarded
Corporate Safety Objectives—Global Recordable Rate of less than 0.50 and Global Total Incident Rate of less than 5.00	Global Recordable Rate was 1.20, resulting in no award; Achieved Target level of Global Total Incident Rate

5.0% of Total	2.5% of Total Awarded
Cash savings generated by the finance group (Target level was $3.0 million)	Exceeded cash savings Target level of >$3.0 million

15.0% of Total	15.0% of Total Awarded
Execute processes to drive improvement in working capital objective	Improvements achieved between Threshold and Target levels

5.0% of Total	1.5% of Total Awarded
Increase analyst coverage during 2013	Achievement did not meet Threshold level

10.0% of Total	0% of Total Awarded
Execute Polymer Business Development	Achievement at Target level

5.0% of Total	5.0% of Total Awarded
Execute Brazil Deliverables	Achievement between Threshold and Target levels

10.0% of Total	6.7% of Total Awarded

(1)	The objectives and results stated in this table were the same for both Mr. Hurlbutt and Mr. Beamer.

John V. Venegoni

Vice President and General Manager—Surfactants

2013 Individual Performance Objectives and Weighting Percentage	2013 Individual Performance Results
Corporate Objectives—Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Objectives” section above)	Net Income and ROIC exceeded Threshold but did not reach Target. Free Cash Flow exceeded the Target level

40% of Total	9.4% of Total Awarded
Corporate Safety Objectives—Global Recordable Rate of less than 0.50 and Global Total Incident Rate of less than 5.00	Global Recordable Rate was 1.20, resulting in no award; Achieved Target level of Global Total Incident Rate

5% of Total	2.5% of Total Awarded
Global Surfactant Financial Performance Objectives—Operating Income (Target level was $120.0 million) and ROIC (Target level was 11.5%)	Operating Income and ROIC objectives achieved between Threshold and Target levels

45% of Total	2.4% of Total Awarded
Complete Execution of Brazil Deliverables and Complete One Global Surfactant Product Line Growth Project	Results achieved between Threshold and Target levels

10% of Total	5.4% of Total Awarded

Scott C. Mason

Vice President—Supply Chain

2013 Individual Performance Objectives and Weighting Percentage	2013 Individual Performance Results
Corporate Objectives—Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Objectives” section above)	Net Income and ROIC exceeded Threshold but did not reach Target. Free Cash Flow exceeded the Target level

40% of Total	9.4% of Total Awarded
Corporate Safety Objectives—Global Recordable Rate of less than 0.50 and Global Total Incident Rate of less than 5.00	Global Recordable Rate was 1.20, resulting in no award; Achieved Target level of Global Total Incident Rate

10% of Total	5.0% of Total Awarded
Achieve Supply Chain Cost Objectives (Target level was $377 million)	Results achieved at Target level

10% of Total	10.0% of Total Awarded
Achieve Customer Service Metrics for On Time Service	Results were below Threshold level

5% of Total	0% of Total Awarded
Achieve Operational Excellence for Key Product, One Manufacturing Process and Cost of Quality	Results achieved between Threshold and Target levels

10% of Total	6.7% of Total Awarded
Execute Growth Projects in Three Regions and for Polymer Business Development	Projects completed between Threshold and Target levels

20% of Total	11.1% of Total Awarded
Achieve Labor Relations Objectives	Objectives achieved at Target level

5% of Total	5% of Total Awarded

Robert J. Wood

Vice President and General Manager—Polymers

2013 Individual Performance Objectives and Weighting Percentage	2013 Individual Performance Results
Corporate Objectives—Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Objectives” section above)	Net Income and ROIC exceeded Threshold but did not reach Target. Free Cash Flow exceeded the Target level

40% of Total	9.4% of Total Awarded
Corporate Safety Objectives—Global Recordable Rate of less than 0.50 and Global Total Incident Rate of less than 5.00	Global Recordable Rate was 1.20, resulting in no award; Achieved Target level of Global Total Incident Rate

5% of Total	2.5% of Total Awarded
Global Polymers Financial Performance Objectives—Operating Income (Target level was $50.5 million) and ROIC (Target level was 17.0%)	Operating Income and ROIC both exceeded Target levels

45% of Total	45% of Total Awarded
Complete Execution of China Deliverables and Complete Polymer Growth Project	Results achieved between Threshold and Target levels

10% of Total	4.2% of Total Awarded

Long-Term Incentive Compensation

Pursuant to the Stepan Company 2011 Incentive Compensation Plan which was approved by stockholders at the 2011 Annual Meeting of Stockholders (the “2011 Incentive Plan”), executive officers are eligible to receive grants of stock options, stock appreciation rights (“SARs”) and performance shares of stock on an annual basis in order to (i) promote retention of executives, (ii) recognize outstanding job performance, and (iii) encourage a focus on the Company’s long-term financial results, which are intended to enhance the value of the Company’s Common Stock. The Committee is responsible for approving all grants of stock options, SARs and stock awards. Eligibility for long-term incentives is based on two factors: (1) job performance, and (2) the potential of each executive or executive officer to impact the Company’s financial results.

The Company typically grants stock options, SARs and performance shares to NEOs, other executive officers and any other Company executives participating in the long-term incentive plan. In 2013, the Committee reviewed and approved an allocation of long-term incentives at approximately 15% of the total grant amount as stock options, 35% of the total grant amount as SARs, and 50% of the total grant amount as performance shares. The long-term incentive components for the Chief Executive Officer were allocated at approximately 30% of the total grant amount as stock options, 30% of the total grant amount as SARs, and 40% of the total grant amount as performance shares. The Committee approved this allocation for the Chief Executive Officer due to the fact that the Chief Executive Officer has the highest level of responsibility for the Company’s direction and performance, and also because such allocation is more closely aligned with stockholder value.

The value of long-term incentives granted to each executive is primarily based on survey data provided by Mercer. An annual grant of stock options, SARs and performance shares is made each year at the Committee’s February meeting, at which time the Committee determines which performance levels for the previous year were met.

In addition, grants of stock options, SARs, performance shares and other stock awards may be awarded to executive officers at other times based on factors that the Committee determines to be relevant, including upon hire, upon promotion or for extraordinary job performance. Pursuant to the 2011 Incentive Plan, a $200,000 additional time-vesting restricted stock award (3,372 shares) was granted to Mr. Beamer upon his hire in July 2013. This grant is consistent with general market practice for comparable positions. This restricted stock award does not vest until 2015 and will therefore not be delivered to Mr. Beamer until the date of the first Board of Directors’ meeting in 2015, provided that Mr. Beamer remains an employee of the Company throughout the vesting period.

•	Stock Options

Stock options are granted annually at the fair market value of the Common Stock on the date of grant with a two-year cliff vesting period and a ten-year term. The option price is set at the date of grant. Backdating of stock options is prohibited under all circumstances. The Company does not have any program or current practice, nor does it plan to have any future program or practice, to time option or other share grants with the release of material nonpublic information. The Company has not timed, nor does it plan to time, the release of material nonpublic information for the purpose of increasing the value of executive compensation.

•	Stock Appreciation Rights

SARs are granted annually at the fair market value of the Common Stock on the date of the grant with a two-year cliff vesting period and a ten-year term. The price is set at the date of grant. SARs are only settled in cash.

•	Stock Awards (Performance Shares)

Participants are granted a target number of performance shares that can be earned based on the achievement of Corporate Net Income and ROIC targets in the third year of a three-year period. The number of shares actually earned varies depending on the level of performance achieved. The Company uses the following matrix to determine the award:

Under the matrix, participants receive a stock distribution of 50% of the performance shares granted if the Threshold level is met, 100% if the Target level is met, and 200% if the Maximum level is met. Other intermediate levels are also provided for and shown in each box in the matrix. In addition, amounts may be prorated between matrix boxes depending on actual results. The Committee intends for Threshold objectives to have an 80% probability of achievement, Target objectives to have a 50% to 60% probability of achievement, and the Maximum objectives to have a 10% to 15% probability of achievement. If the minimum Threshold objectives are not met, no performance shares will be distributed to participants.

Performance shares granted in 2011 were to be earned based upon 2013 Company performance for Corporate Net Income and ROIC. At a minimum, the Threshold levels for both Corporate Net Income and ROIC must have been achieved for any award to have been earned. Neither of the final 2013 results of $77.42 million for Corporate Net Income and 10.24% for ROIC met the Threshold levels. Therefore, no awards were earned based on 2013 performance. The 2013 Target objectives are shown in the table below:

*	Original target objectives approved by the Committee in February 2011 for Corporate Net Income of Threshold ($80.0 million), Target ($100.0 million) and Maximum ($115.0 million) were increased by the Committee in February 2012 to Threshold ($85.0 million), Target ($105.0 million) and Maximum ($120.0 million) due to an acquisition. ROIC objectives approved in February 2011 were not increased.

During 2013, the Committee approved the grants of stock options, SARs and performance share awards for NEOs shown in the Grants of Plan-Based Awards Table included in this proxy statement pursuant to the 2011 Incentive Plan. Grants of stock awards for NEOs, other executive officers and key employees may differ based upon the participant’s role at the Company. In addition, the Stepan Company Performance Award Deferred Compensation Plan (Effective January 1, 2008) provides participants with the opportunity to defer receipt of all or a portion of certain incentive compensation.

The Board of Directors believes that the 2013 grants allow the Company to provide long-term incentive compensation that is market competitive to attract and retain executives and other key high performing employees who drive long-term growth of the Company, as well as provide further alignment of the interests of those participants with the Company’s stockholders.

•	Clawback Policy

At the time the stockholders voted on and approved the 2011 Incentive Plan, the SEC had not yet proposed any specific rules regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). However, in an effort to provide the Company with the ability to cancel grants and/or recover shares of Common Stock or cash paid to a participant, including the NEOs, under that plan, the 2011 Incentive Plan and the agreements underlying the equity awards include language which allows the Company to clawback such awards retroactive to 2011 once the rules are finalized and effective. In addition to being subject to the statutory clawback requirements under the Sarbanes-Oxley Act of 2002, the Board of Directors is monitoring developments under the Dodd-Frank Act and intends to adopt a clawback policy that satisfies the requirements of that act and the SEC’s rules thereunder once such rules have been adopted.

Retirement Plans

•	Retirement Plan for Salaried Employees

Effective June 30, 2006, the Company froze the Retirement Plan for Salaried Employees (the “Defined Benefit Plan” or the “Retirement Plan for Salaried Employees”) and ended the benefit accrual for all participants. Eligible participants were all employees not covered by a collective bargaining agreement who were employees prior to July 1, 2006. The Defined Benefit Plan was replaced by the Savings and Investment Retirement Plan, which provides for Company contributions into the employee’s savings and investment retirement plan account (see discussion below in the “Savings and Investment Retirement Plan” section). The primary purpose of both the Defined Benefit Plan and the Savings and Investment Retirement Plan is to retain valuable employees.

The pension benefits included in the Pension Benefits Table are the present value of the benefits expected to be paid under the Defined Benefit Plan in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Defined Benefit Plan and the Savings and Investment Retirement Plan.

The pension benefit information set forth in this proxy statement has been calculated based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable which would result in different pension benefit estimates. The amounts shown are based on the provisions applicable in each pension benefit plan in which the NEOs participate.

Additional information regarding these benefits and other elements of the pension benefits are discussed below in the “Savings and Investment Retirement Plan” section.

•	Savings and Investment Retirement Plan

Pursuant to the Savings and Investment Retirement Plan (“SIRP”), in each payroll period, the Company makes a contribution to the savings and investment retirement plan account of each eligible employee, including the executive officers and the NEOs. The amount of the Company contribution is currently four percent of the participant’s base salary for the portion of the payroll period during which the participant was an eligible employee. This percentage is the same for all employees, including the executive officers and the NEOs. All of the NEOs received SIRP contributions in 2013 in the amounts set forth in the Summary Compensation Table.

In addition, the Company may make two types of contributions (Basic Company Contribution and Supplemental Company Contribution) under the Profit Sharing Plan, which is a component of the SIRP, to the account of each eligible employee, including the executive officers and the NEOs. The Company’s Profit Sharing Plan is designed to (i) provide eligible employees with an element of their retirement savings that is directly connected to the Company’s financial results, (ii) provide a tax deferred retirement savings vehicle while giving all participants the incentive to optimize the Company’s financial results, and (iii) allow eligible employees to enjoy the benefits of the Company’s success.

For the Basic Company Contribution, each year the Company determines, based on the Company’s financial results, if it will recommend to the Committee that the Company make a Basic Company Contribution to the accounts of eligible participants in the Profit Sharing Plan. The Committee reviews the Company’s recommendation and, if approved, presents the recommendation to the Board of Directors for approval. The Committee typically recommends a Basic Company Contribution that is based on four and one-half percent of pre-tax income. In addition to the Basic Company Contribution, the Company’s Board of Directors may make a Supplemental Company Contribution to the Profit Sharing Plan in an additional amount at its discretion.

•	Supplemental Executive Retirement Plans

NEOs participate in the same basic retirement plans as all other employees, with the exception of three of the NEOs (Messrs. Stepan, Jr., Venegoni and Wood) who are also currently eligible for benefits under the Supplemental Executive Retirement Plan (“SERP”). The U.S. Internal Revenue Service (“IRS”) limits benefits that otherwise would be available through the Retirement Plan for Salaried Employees. The SERP was created to provide supplemental retirement benefits to any executive affected by these IRS limits. The benefits are calculated according to the same retirement plan formula that applies to all eligible employees. The SERP is commonly offered to attract, retain and motivate the NEOs and is necessary to be competitive in the marketplace. There are no early retirement arrangements specific to the NEOs, and the Company believes that all elements of the SERP are customary for this type of retirement plan. The Retirement Plan for Salaried Employees SERP was frozen as of June 30, 2006. The funding status of this SERP is reviewed periodically. Currently, the Company has elected not to fund this SERP.

In addition to the Basic Company Contribution, the Board of Directors has the authority to approve supplemental benefits pursuant to the Profit Sharing Plan for certain executives (“SERP Profit Sharing Plan”). SERP benefits are provided to executives as a common executive benefit which allows the Company to be competitive for executive compensation and benefits. Eligible executives who receive a SERP benefit are receiving what other employees already receive, except that the SERP benefits are considered to be non-qualified supplemental retirement plans because of Internal Revenue Code (“Code”) compensation limits. The SERP Profit Sharing Plan is funded by the Company. All NEOs, with the exception of Mr. Beamer, received a 2013 SERP Profit Sharing Plan contribution which is included in the Summary Compensation Table. Additionally, due to Code compensation limits, all of the NEOs are eligible to receive supplemental Company contributions to the SERP Profit Sharing Plan based on the Company’s four percent contribution to the NEO’s SIRP account. All such SERP Profit Sharing Plan contributions to the NEOs in 2013 are included in the Summary Compensation Table.

Employee Stock Ownership Plan

The Stepan Company Employee Stock Ownership Plan II (“ESOP II”) is designed to (i) expand stock ownership among employees, (ii) encourage greater employee interest in the Company’s financial results, (iii) benefit employees financially by enabling them to acquire shares of the Company’s Common Stock without making contributions, and (iv) provide eligible employees with the opportunity to share in the growth of the Company.

Contributions to ESOP II are a percentage of the Company’s Profit Sharing Plan contribution, as determined by the Committee, which are then reallocated to ESOP II in shares of Company stock. For example, the Committee may approve a Profit Sharing Plan contribution based upon the contribution formula noted in the “Savings and Investment Retirement Plan” section above, and then determine that 50% of the total contribution will remain in the Profit Sharing Plan and 50% will be reallocated to ESOP II. The ESOP II allocation is made to broaden Company stock ownership among employees for further alignment with the interests of Company stockholders.

Perquisites

The Company provides NEOs with limited perquisites that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program since they better enable the

Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs and other executives. For 2013, these perquisites represented a small percentage of each NEO’s base salary, ranging from 2.06% to 3.46%, with a median of 2.50%. The dollar values attributable to each NEO were also minimal, ranging from $3,672 to $26,755, with a median of $8,021.

All executives at the Vice President level and higher, including the NEOs, are provided the use of Company-leased vehicles, including fuel, maintenance and insurance. The allowance for the initial vehicle cost is set by salary grade. The personal use value is computed using the annual lease valuation rule. Other travel benefits are provided periodically including spousal travel on a limited basis.

The Company maintains two Company-owned properties and a Company-owned vehicle which are not used solely for business purposes. Executives, including the NEOs, are allowed to use these properties or the vehicle for personal use if and when they are not needed for business purposes. The value of the use of these properties is based on the incremental cost to the Company, and the value of the vehicle is based on mileage use calculated at IRS standard mileage rates. When these properties or vehicle are used by the NEOs for personal reasons, such values are included in the Summary Compensation Table under All Other Compensation.

The Company purchases tickets for a variety of entertainment events. These tickets are used primarily for business purposes. However, at various times, these tickets are used by executives for personal use. In addition, the Company pays membership dues for the Chief Executive Officer for a country club membership which is not exclusively used for business entertainment. The actual cost paid for club membership dues is included in the Summary Compensation Table under All Other Compensation.

No Severance/Change-in-Control Provisions

None of the NEOs or other executive officers have any arrangements that provide for severance payments. Additionally, none of the NEOs or other executive officers are entitled to payment of any benefits upon a change-in-control.

Stock Ownership Policy

The Company maintains a stock ownership policy for key executives. The Company instituted a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. Key executives’ ownership of Company stock aligns those executives’ interests with the Company’s financial performance, including the performance of the Company’s Common Stock.

The stock ownership guidelines apply to all NEOs and other key Company executives who participate in the Management Incentive Plan. The Chairman and the Chief Executive Officer must each maintain ongoing ownership of Common Stock in an amount equivalent in value to at least five times their respective annual base salary. Other executive officers must own a minimum of two times their annual base salary.

All executives, including the NEOs, have five years from their initial stock grant, to achieve compliance with these stock ownership requirements. All executives, including the NEOs, must meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. Recognizing the importance of retirement planning, NEOs may, commencing at age 61, reduce their holdings by 20 percent per year to a minimum of one times his or her annual base salary by the calendar year he or she attains the age of 65.

The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children, (iii) shares owned in the Company’s ESOP II, (iv) shares owned in the Company Employee Stock Purchase Plan, and (v) shares held in any Company deferred compensation plan. Grants of stock options, SARs and performance shares do not count towards the stock ownership requirement unless actually exercised or earned. No shares other than those stated above count towards the stock ownership requirements.

The stock ownership policy is reviewed by the Committee, as needed, on a periodic basis. The Company periodically reviews this policy against general industry benchmarks of stock ownership.

The Committee reviews annually whether executives, including the NEOs, are in compliance with the stock ownership policy. The Committee determined that all executive officers, including the NEOs, were in compliance with the Company’s stock ownership requirements as of February 2014. If an executive fails to comply with stock ownership policy and annual progress requirements, the executive is not eligible to receive grants of stock options, SARs and performance shares, or any other awards under the 2011 Incentive Plan, until compliance with these requirements is achieved.

The Company does not have a stock retention policy. The Company believes that its stock ownership policy is sufficient to meet the Company’s needs in ensuring that key executives’ decisions will be based on both short-term and long-term results of the Company which will benefit both the Company and its stockholders.

Hedging and Trading Restrictions

The Company has an Insider Trading Policy which, among other things, prohibits NEOs from hedging the economic risk of their stock ownership. This policy also prohibits short-selling of the Company’s securities. Among other restrictions, this policy also prohibits trading in the Company’s securities outside of trading window periods or without pre-clearance.

Post-Termination Benefits

As a general rule, the Company provides no post-termination compensation to executives other than relatively nominal retirement gifts upon their retirement from the Company. There are no written or verbal change-in-control or severance agreements with any executives at the Company. In addition, there are no special considerations for Company executives in connection with terminations due to death, disability, for cause or voluntary choice, including retirement. The amount of any NEO post-termination compensation received, if any, is included in the Summary Compensation Table. Mr. Hurlbutt received a nominal non-business travel benefit in 2013 which is disclosed in the Summary Compensation Table. No other NEOs retired and no other post-termination compensation was paid to any other NEO.

Impact of Tax and Accounting Requirements on Compensation

The Company regularly monitors compensation and benefits-related accounting rules, securities rules, tax rules and all other federal and state regulations on an ongoing basis through internal sources and external sources such as consultants, advisors and outside legal counsel. The Company routinely considers such rules and regulations and their impact on plan design alternatives and Company performance.

Deductibility of Executive Compensation

In developing and implementing executive compensation policies and programs, the Committee considers whether particular payments and awards are deductible for federal income tax purposes. Federal income tax law limits deductible compensation at $1 million per year for each of the NEOs, subject to certain exceptions. The Company’s general objective is to meet the requirements of Code Section 162(m) in order to have the ability to deduct certain additional performance-based compensation. The Company’s compensation plans are generally designed to achieve this objective. However, this objective is also balanced with the goal of providing competitive incentives to attract, appropriately reward, and retain performing executives and other employees. While it is the general intention of the Committee to meet the requirements for deductibility of performance-

based compensation under Code Section 162(m), the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant such action. The Committee reviews and monitors its policy with respect to the deductibility of compensation, as necessary.

Nonqualified Deferred Compensation

The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. Several of the Company’s plans have provisions that require compliance with Code Section 409A and related regulations. All of the Company’s applicable plans comply with Code Section 409A.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

In 2013, the Company’s Compensation and Development Committee was comprised of the following Non-Employee Directors: Messrs. Boyce, Dearth, Delgado, Lawton and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2013, Mr. Lawton served as Chairman of the Committee.

The Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Michael R. Boyce

Randall S. Dearth

Joaquin Delgado

Gregory E. Lawton

Edward J. Wehmer

COMPENSATION AND DEVELOPMENT COMMITTEE

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended on December 31, 2011, December 31, 2012 and December 31, 2013.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
F. Quinn Stepan, Jr. President and Chief Executive Officer	2013	$773,333	$—	$580,402	$900,015	$169,708	$ —	$ 95,124	$2,518,582
	2012	$736,667	$—	$363,837	$580,516	$759,886	$240,963	$104,259	$2,786,128
	2011	$716,667	$—	$330,013	$495,001	$329,581	$130,456	$ 87,139	$2,088,857

James E. Hurlbutt Vice President and Chief Financial Officer (7)	2013	$340,451	$—	$120,940	$125,025	$ 86,589	$ 36,038	$ 39,857	$748,900
	2012	$321,417	$—	$ 90,734	$64,411	$157,404	$110,540	$ 39,707	$784,213
	2011	$302,083	$—	$ 90,024	$60,010	$ 94,316	$ 55,956	$ 35,678	$638,067

Scott D. Beamer Vice President and Chief Financial Officer (8)	2013	$146,723	$—	$121,279	$124,989	$ 37,317	N/A	$189,508	$619,816
	2012	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2011	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

John V. Venegoni Vice President and General Manager— Surfactants	2013	$417,500	$—	$241,819	$250,004	$ 49,258	$ —	$ 47,325	$1,005,906
	2012	$401,833	$—	$195,308	$138,499	$235,814	$159,009	$ 50,856	$1,181,319
	2011	$384,167	$—	$143,963	$95,994	$ 91,700	$ 76,796	$ 44,786	$837,406

Scott C. Mason Vice President— Supply Chain	2013	$323,333	$—	$145,116	$150,003	$ 91,493	N/A	$ 35,230	$745,175
	2012	$313,083	$—	$143,635	$101,864	$121,567	N/A	$ 40,811	$720,960
	2011	$302,083	$—	$126,034	$84,009	$ 90,536	N/A	$ 34,115	$636,777

Robert J. Wood Vice President and General Manager— Polymers	2013	$319,500	$—	$120,940	$125,025	$117,023	$ —	$ 37,643	$720,131
	2012	$310,583	$—	$105,720	$74,968	$186,634	$141,273	$ 39,620	$858,798
	2011	$302,083	$—	$105,028	$70,003	$107,629	$ 65,088	$ 37,612	$687,443

(1)	Amounts for 2013 for Mr. Hurlbutt include unused and accrued vacation payouts in accordance with Company policy.
(2)	Amounts listed are performance-based compensation and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. The maximum award values for 2013, if paid, would be:

Name	2013
F. Quinn Stepan, Jr.	$1,160,805
James E. Hurlbutt	$241,880
Scott D. Beamer	$242,558
John V. Venegoni	$483,638
Scott C. Mason	$290,232
Robert J. Wood	$241,880

(3)	Amounts for 2013 include the grant date fair value of Non-Qualified Stock Options and Stock Appreciation Rights granted during the fiscal year ended December 31, 2013 in accordance with FASB ASC Topic 718.
(4)	Non-Equity Incentive Plan Compensation represents bonus amounts earned during 2011, 2012 and 2013 pursuant to the Management Incentive Plan, which were paid in February 2012, 2013 and 2014, respectively.
(5)	Amounts for 2013 reflect the actuarial decrease in the present value of the NEO’s benefits under the Company’s pension plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. An increase in the discount rate led to a decrease in pension values during 2013 for these individuals: Mr. Stepan, Jr.: $99,579; Mr. Venegoni: $59,709 and Mr. Wood: $49,042. Mr. Hurlbutt’s overall pension value increased during 2013 primarily due to the early retirement subsidy resulting from his commencement during the year. Amounts for 2011 and 2012 reflect the increase in pension values for all NEOs due to the change in discount rate, change in assumed post retirement mortality rates and the time value of money for those NEOs one year closer to retirement age (63).
(6)	Amounts for 2013 include 2013 Company contributions to each NEO’s defined contribution accounts as follows: Mr. Stepan, Jr.: $68,368; Mr. Hurlbutt: $23,495; Mr. Beamer: $12,971; Mr. Venegoni: $36,910; Mr. Mason: $28,585 and Mr. Wood: $28,246. Also includes amounts for personal use of Company-leased vehicles, use of Company-owned properties, as well as spousal travel, entertainment events, and club membership dues. Amounts for 2013 for Mr. Hurlbutt also include non-business travel expenses in the amount of $6,734 and a tax gross-up in the amount of $3,040 paid in connection with the tax obligations associated with such expenses. Amounts for 2013 for Mr. Beamer also include a relocation allowance in the amount of $160,000 and moving expenses in the amount of $12,864.

(7)	Mr. Hurlbutt retired as Vice President and Chief Financial Officer effective August 15, 2013. Mr. Hurlbutt remained a Company employee until November 1, 2013.
(8)	Mr. Beamer was hired by the Company on July 8, 2013, and was not an NEO in 2011 or 2012. Mr. Beamer assumed the position of Vice President and Chief Financial Officer effective August 15, 2013.

In 2013, the base salary for the Chief Executive Officer, Mr. Stepan, Jr., was increased by 5.41% which is consistent with Company guidelines. The base salaries for the other executive officers of the Company are reviewed annually and adjusted as appropriate by the Compensation and Development Committee as discussed above in the Compensation Discussion and Analysis. In 2013, the merit increases for the other executive officers were consistent with Company guidelines. Specifically, for the NEOs, the Committee approved the following increases in annual base salary in 2013: Mr. Hurlbutt: 3.08%; Mr. Venegoni: 3.70%; Mr. Mason: 3.17%; and Mr. Wood: 2.88%. Mr. Beamer was hired on July 8, 2013, and therefore did not receive a merit increase in 2013. The 2013 base salary increases were effective March 1, 2013.

The amounts included for 2013 Stock Awards reflect the aggregate grant date fair value for Stock Awards granted during the fiscal year ended December 31, 2013, under the 2011 Incentive Plan calculated in accordance with FASB ASC Topic 718. In addition, amounts included for 2013 Option Awards reflect the aggregate grant date fair value for Option Awards and SARs granted during the fiscal year ended December 31, 2013, under the 2011 Incentive Plan calculated in accordance with FASB ASC Topic 718.

In 2014, the base salary for the Chief Executive Officer, Mr. Stepan, Jr., was increased by 2.56% which is consistent with Company guidelines. The 2014 merit increases for the other executive officers are also consistent with Company guidelines. Specifically, for the NEOs, the Committee approved the following increases in annual base salary in 2014: Mr. Beamer: 2.00% (increase was prorated from his date of hire in 2013); Mr. Venegoni: 4.76% (2.50% for merit and 2.26% for benchmarked market adjustment); and Mr. Mason: 2.46%. As previously announced, Mr. Wood will be retiring from the Company effective April 4, 2014, and therefore did not receive a merit increase for 2014. The 2014 base salary increases were effective March 1, 2014.

The Company has not entered into any employment agreements with any of the NEOs. Additional information related to each component of compensation for the NEOs is provided above in the Compensation Discussion and Analysis.

GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Price on Grant Date ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Quinn Stepan, Jr.	MIP	—	$0	$773,333	$1,160,000
	SA	2/19/2013				4,754	9,507	19,014					$580,402
	SAR	2/19/2013								19,422	$63.11	$64.19	$450,008
	NQS	2/19/2013							0	19,422	$63.11	$64.19	$450,008

James E. Hurlbutt	MIP	—	$0	$204,271	$306,406
	SA	2/19/2013				991	1,981	3,962					$120,940
	SAR	2/19/2013								3,777	$63.11	$64.19	$87,513
	NQS	2/19/2013							0	1,619	$63.11	$64.19	$37,512

Scott D. Beamer	MIP	—	$0	$88,034	$132,051
	SA	7/23/2013				1,054	2,107	4,214					$121,279
	SAR	7/23/2013								2,810	$59.30	$59.29	$62,494
	NQS	7/23/2013							0	2,810	$59.30	$59.29	$62,494

John V. Venegoni	MIP	—	$0	$250,500	$375,750
	SA	2/19/2013				1,981	3,961	7,922					$241,819
	SAR	2/19/2013								7,553	$63.11	$64.19	$175,003
	NQS	2/19/2013							0	3,237	$63.11	$64.19	$75,001

Scott C. Mason	MIP	—	$0	$194,000	$291,000
	SA	2/19/2013				1,189	2,377	4,754					$145,116
	SAR	2/19/2013								4,532	$63.11	$64.19	$105,006
	NQS	2/19/2013							0	1,942	$63.11	$64.19	$44,996

Robert J. Wood	MIP	—	$0	$191,700	$287,550
	SA	2/19/2013				991	1,981	3,962					$120,940
	SAR	2/19/2013								3,777	$63.11	$64.19	$87,513
	NQS	2/19/2013							0	1,619	$63.11	$64.19	$37,512

(1)	Type of Award: MIP—Management Incentive Plan Bonus; SA—Stock Awards; SAR—Stock Appreciation Rights; NQS—Non-Qualified Stock Options.
(2)	Reflects estimated Target payouts under the Company’s Management Incentive Plan. These estimated amounts are based on the NEO’s current salary and position. Actual amounts paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)	Reflects the option price, which is the average of the opening price and closing price on the date of the grant.
(4)	Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 for Stock Awards, Stock Appreciation Rights and Non-Qualified Stock Options granted during the fiscal year ended December 31, 2013. The grant date fair values of Stock Awards are calculated using the most probable outcome award payout level.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
F. Quinn Stepan, Jr.	64,000			$18.46	2/9/2017			36,786	$1,959,993
	54,348			$25.61	2/8/2018
	35,766			$37.51	2/6/2019
		36,952		$42.77	2/13/2022
		38,844		$63.11	2/18/2023

James E. Hurlbutt	4,336			$37.51	2/6/2019			4,432	$ 189,534

Scott D. Beamer		5,620		$59.30	7/22/2023			4,214	$ 249,890

John V. Venegoni		8,816		$42.77	2/13/2022			13,501	$ 907,936
		10,790		$63.11	2/18/2023

Scott C. Mason	9,368			$26.50	3/9/2018			11,770	$ 600,064
	6,070			$37.51	2/6/2019
		6,484		$42.77	2/13/2022
		6,474		$63.11	2/18/2023

Robert J. Wood	6,000			$18.46	2/9/2017			9,126	$ 470,880
	8,214			$25.61	2/8/2018
	5,058			$37.51	2/6/2019
		4,772		$42.77	2/13/2022
		5,396		$63.11	2/18/2023

(1)	All options and SARs in this column that expire on February 13, 2022 became exercisable on February 14, 2014 and all options and SARs in this column that expire on February 18, 2023 are exercisable on February 19, 2015 except for the 5,620 options and SARs granted to Mr. Beamer on July 23, 2013 which become exercisable on July 23, 2015 and expire on July 22, 2023.
(2)	Reflects Stock Awards granted in February 2012 and February 2013 that have not yet been earned. Vesting for such Stock Awards is based upon the Company achieving certain financial targets during the performance period ended December 31, 2014 and December 31, 2015, respectively. See Compensation Discussion and Analysis for additional information on vesting conditions for Stock Awards.
(3)	Reflects market value of Stock Awards granted in February 2012 and February 2013 that have not yet been earned.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(2)
F. Quinn Stepan, Jr.	—	$0	—	$ 0
James E. Hurlbutt	—	$0	—	$ 0
Scott D. Beamer	—	$0	—	$ 0
John V. Venegoni	6,936	$168,198	—	$ 0
Scott C. Mason	—	$0	—	$ 0
Robert J. Wood	21,118	$939,302	—	$ 0

(1)	The Stock Awards granted in 2011 were contingent upon the Company achieving certain financial targets during the performance period ending December 31, 2013. The Company did not achieve these financial targets and therefore no Stock Awards were acquired on vesting.

PENSION BENEFITS

The pension values included in the table below are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The Retirement Plans include both the Retirement Plan for Salaried Employees and the SERP, and the values of the benefits issued under these plans are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in each plan. Messrs. Venegoni and Wood are the only NEOs who are eligible for early retirement under the pension plans. Mr. Hurlbutt retired from the Company effective November 1, 2013, and commenced his pension benefits at that time. Further information regarding the Company’s Retirement Plans is provided above in the Compensation Discussion and Analysis.

For the Retirement Plan for Salaried Employees and the SERP components included in Present Values of Accumulated Benefit, the normal retirement benefit is based on the following formula:

•	50% of final average earnings less 50% of the participant’s primary Social Security benefit multiplied by service up to 30 years divided by 30.

•	Normal Retirement: age 65.

•

Early Retirement: retirement before age 65 and on or after both attaining age 55 and completing five years of vesting service. The normal retirement benefit is reduced by 4/12 of 1% per month for each month between the date on which the payments begin and the date of the participant’s 63rd birthday.

•	Service: credited from date of hire to June 30, 2006, with a maximum of 30 years.

•

Final Average Earnings: highest consecutive five years of base compensation during last ten years of service through June 30, 2006. This amount is limited for the Retirement Plan for Salaried Employees to the amount allowed by Code regulations.

The specific assumptions used in estimating Present Values of Accumulated Benefit include:

•

Assumed Retirement Age: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, but not before the participant’s current age. The earliest unreduced retirement age is 63 for both plans.

•	Discount Rate: the applicable discount rates as of December 31, 2011, December 31, 2012, and December 31, 2013, are 5.1%, 4.2% and 4.9%, respectively.

•

Mortality Table: the mortality table used as of December 31, 2011, is the IRS Prescribed Mortality Table for 2012. The mortality table used as of December 31, 2012, is the IRS Prescribed Mortality Table for 2013. The mortality table used as of December 31, 2013, is the IRS Prescribed Mortality Table for 2014. The table used for 2013 has lower mortality rates relative to the table for 2012.

The information shown in the table below has been developed based on actuarial assumptions that the Company believes to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(1)
F. Quinn Stepan, Jr.	Retirement Plan for Salaried Employees	20.7	$ 503,153	$ —
	Supplemental Executive Retirement Plan	20.7	$ 595,617	$ —

James E. Hurlbutt	Retirement Plan for Salaried Employees	24.2	$ 766,685	$ 8,081
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

Scott D. Beamer	Retirement Plan for Salaried Employees	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

John V. Venegoni	Retirement Plan for Salaried Employees	23.9	$ 628,826	$ —
	Supplemental Executive Retirement Plan	23.9	$ 150,568	$ —

Scott C. Mason	Retirement Plan for Salaried Employees	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

Robert J. Wood	Retirement Plan for Salaried Employees	25.8	$ 709,138	$ —
	Supplemental Executive Retirement Plan	25.8	$ 22,069	$ —

(1)	Mr. Hurlbutt commenced benefits in November, 2013.

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to the Company’s Management Incentive Plan, certain executives, including the NEOs, may defer annual incentive awards earned. Deferral elections are made by eligible executives in December of each year for the amounts to be earned in the following year. An executive may defer all or a portion of his or her award pursuant to the provisions of the Management Incentive Plan. Additional information regarding the Management Incentive Plan is included in the “Elements of Compensation” section of the Compensation Discussion and Analysis.

The table below shows the investment options available under the Management Incentive Plan and their annual rate of return for the calendar year ended December 31, 2013, as reported by the advisors who provide information to the Company.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Contrafund	34.15%	Fidelity Puritan	6.38%
Fidelity Growth Discovery	36.47%	DWS Scudder Money Market	0.01%
Fidelity Intermediate Bond	-0.64%	Stepan Company Stock	19.48%

After an executive has elected to defer all or a portion of his or her annual incentive awards, no amounts can be paid until the executive has separated from service with the Company in accordance with the provisions of the Management Incentive Plan. At that time, benefits in the executive’s account shall be paid in a single sum or in substantially equal annual installments over 3, 5 or 10 years, as elected by the executive. Participants may change a distribution election for future deferrals at age 50 and every five years thereafter.

In addition, executives may elect to defer receipt of all or a portion of certain incentive compensation payments in accordance with the Performance Award Deferred Compensation Plan. Information regarding deferrals under the Management Incentive Plan and Performance Award Deferred Compensation Plan is included in the table below.

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)	Aggregate Earnings (Losses) in Last Fiscal Year($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End($)
F. Quinn Stepan, Jr.	$169,708	$—	$1,990,320	$—	$13,497,692
James E. Hurlbutt	$ 86,589	$—	$247,714	$—	$1,917,956
Scott D. Beamer	$ —	$—	$—	$—	$—
John V. Venegoni	$ —	$—	$269,808	$—	$3,232,690
Scott C. Mason	$ —	$—	$—	$—	$—
Robert J. Wood	$117,023	$—	$431,165	$—	$2,666,497

(1)	Reflects amounts deferred under the Management Incentive Plan and Stock Awards deferred under the Performance Award Deferred Compensation Plan. The number of Stock Awards acquired on vesting is also included in the Option Exercises and Stock Vested Table.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. The Compensation and Development Committee annually reviews the adequacy and competitiveness of the amount of the annual retainer fee, meeting attendance fees and stock awards, and makes adjustments as it deems appropriate.

Directors’ Fees

For the fiscal year ended December 31, 2013, Directors who were not also employees of the Company (“Non-Employee Directors”) were paid an annual retainer fee (“Annual Director Retainer Fee”) of $44,400 plus $1,500 for attendance at each Board of Director meeting and $1,500 for attendance at each committee meeting. In addition, the Chairman of the Audit Committee was paid an additional annual fee of $15,000, the Chairman of the Compensation and Development Committee was paid an additional annual fee of $10,000, and the Chairman of the Nominating and Corporate Governance Committee was paid an additional annual fee of $8,000. No fees or other compensation for service as a Director were paid to Directors who are also employees of the Company.

Based upon a review of the benchmark information contained in the 2012-2013 National Association of Corporate Directors (NACD) Directors Compensation Report and the 2012 Towers Watson Survey Report on General Industry Board of Directors’ Compensation, Policies & Practices, the Company recommended and the Compensation and Development Committee approved a change to the basic compensation structure for Non-Employee Directors for 2014. Therefore, effective January 1, 2014, the Annual Director Retainer Fee will increase from $44,400 to $75,000 and all meeting fees will be eliminated. There will be no change to the current Committee Chair retainer fees.

Directors Deferred Compensation Plan

A Non-Employee Director, at his election, may defer receipt of his Director compensation into one or more available investment options offered under the Stepan Company Directors Deferred Compensation Plan Amended and Restated as of January 1, 2012 (“Directors Deferred Plan”). At the election of a Non-Employee Director, deferred payments generally may be made in shares of Company Common Stock or cash, depending upon the election made by the Non-Employee Director.

Incentive Compensation Program for Non-Employee Directors

Pursuant to the 2011 Incentive Plan, each Non-Employee Director serving as a Director of the Company on the date of the annual meeting of stockholders each year will be awarded an annual stock award for either delivery of shares of Common Stock at the time of the grant or, at the Non-Employee Director’s election, deferred receipt of the annual stock award, upon the terms and conditions as determined by the Compensation and Development Committee (“Annual Stock Award”). For 2013, the Non-Employee Directors received an Annual Stock Award in the amount of $75,000 or 1,286 shares of Company Common Stock based upon the market price of $58.30 on April 30, 2013. The number of shares was determined by dividing $75,000 by the average of the opening and closing price of Common Stock on the day of grant. The Annual Stock Award vests immediately and a Non-Employee Director, at his election, can defer receipt of the Annual Stock Award as provided in the 2011 Incentive Plan. Dividend equivalents are paid on deferred Annual Stock Awards. The Non-Employee Directors did not receive any other stock option or stock grants in 2013.

Based upon benchmark information contained in the 2012-2013 National Association of Corporate Directors (NACD) Directors Compensation Report and the 2012 Towers Watson Survey Report on General Industry Board of Directors’ Compensation, Policies & Practices concerning equity compensation to Non-Employee Directors, the Company recommended no changes to the current $75,000 Annual Stock Award.

In addition, under the 2011 Incentive Plan, the Compensation and Development Committee is also permitted to make grants of stock options or additional stock awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions as determined by the Compensation and Development Committee in its sole discretion, such as outstanding Company performance. The last stock option was granted in 2010. The 2011 Incentive Plan sets forth certain restrictions upon the exercise of stock options by Non-Employee Directors upon termination of their service by reason of death, disability, retirement or otherwise.

For 2013, the Annual Stock Award granted to a Non-Employee Director under the 2011 Incentive Plan is in addition to the Annual Director Retainer Fee, Board committee chairmen fees, and meeting attendance fees payable to the Non-Employee Director by the Company in cash or deferred compensation as discussed above.

Non-Employee Directors’ Stock Ownership Policy

The Company maintains a Non-Employee Directors’ Stock Ownership Policy which requires each Non-Employee Director to own a minimum of Company Common Stock equivalent in value to five times the current Annual Director Retainer Fee paid by the Company. The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children and family members, and (iii) shares held in the Non-Employee Director’s deferred compensation plan accounts. Stock option grants do not count towards the stock ownership requirements unless actually exercised.

Non-Employee Directors have five years from the date of their initial election or appointment as a Director to achieve compliance with these stock ownership requirements. Typically, Non-Employee Directors meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. Compliance with the stock ownership policy for all Non-Employee Directors is reviewed on an annual basis. Currently, all Non-Employee Directors are either in full compliance with stock ownership requirements or have made the requisite amount of progress towards full compliance. Any Non-Employee Director who is not in compliance with the required stock ownership level will not be eligible for any additional, discretionary grants of stock options or stock awards until compliance is achieved.

Hedging and Trading Restrictions

The Company has an Insider Trading Policy which, among other things, prohibits Non-Employee Directors from hedging the economic risk of their stock ownership. This policy also prohibits short-selling of the Company’s securities. Among other restrictions, this policy also prohibits trading in the Company’s securities outside of trading window periods or without pre-clearance.

Retirement Plan for Non-Employee Directors

The Company has a non-qualified, non-funded retirement income plan for the benefit of the Non-Employee Directors (the “Director Retirement Plan”). The Director Retirement Plan provides for a benefit after ten years of service of 50 percent of the Annual Director Retainer Fee at retirement plus two percent for each year served on the Board of Directors in excess of ten years with a maximum 25 years credit in excess of ten years. Benefits commence at 70 years of age. Effective December 31, 2005, the Director Retirement Plan was amended to provide that no other individual shall become eligible to participate in the Director Retirement Plan. In addition, all benefit accruals were frozen for current participants effective December 31, 2005. Those Non-Employee Directors who were eligible to receive benefits under the Director Retirement Plan as of December 31, 2005, will receive such benefits. None of the current Non-Employee Directors are eligible to receive any benefits under the Director Retirement Plan.

The pension values included in the Director Compensation Table below are the present value of the benefits expected to be paid under the Director Retirement Plan in the future. The amount of each future payment is based on each participant’s frozen accrued pension benefit in the Director Retirement Plan. The actuarial assumptions are the same as used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Director Retirement Plan. The change in pension values shown in the Director Compensation Table below has been developed based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values. The change in pension values shown in the Director Compensation Table includes the effect of the time value of money for each Director being one year closer to the retirement age (70) for the Director Retirement Plan.

For the Director Retirement Plan components included in the present value calculation, the benefit is based on the following formula:

•	The Director Retirement Plan was frozen to new participants and there are no additional benefit accruals as of December 31, 2005.

•

The normal retirement benefit is based on the sum of (1) 50% of the Annual Director Retainer Fee in effect as of December 31, 2005, and (2) 2% of the Annual Director Retainer Fee in effect as of December 31, 2005, multiplied by the years of service in excess of ten years of service.

•	Normal Retirement: age 70.

•	Early Retirement: none.

•	Years of Service: number of completed calendar years a Non-Employee Director has served on the Board of Directors. Years of service were frozen as of December 31, 2005.

The specific assumptions used in estimating present values include:

•	Assumed Retirement Age: the normal retirement age is 70 years old.

•	Discount Rate: the applicable discount rate as of December 31, 2013, is 4.30%.

•	Mortality Table: the mortality table used as of December 31, 2013, is the IRS Prescribed Mortality Table for 2014.

Director Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2013.

Name(1)	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total($)
F. Quinn Stepan	$500,000	$ —	$—	$80,419	$—	$89,430	$669,849	(4)
Michael R. Boyce	$ 70,400	$74,974	$—	$ —	$—	$ —	$145,374
Randall S. Dearth	$ 69,900	$74,974	$—	$ —	$—	$ —	$144,874
Joaquin Delgado	$ 69,900	$74,974	$—	$ —	$—	$ —	$144,874
Gregory E. Lawton	$ 81,400	$74,974	$—	$ —	$—	$ —	$156,375
Edward J. Wehmer	$ 86,400	$74,974	$—	$ —	$—	$ —	$161,374

(1)	F. Quinn Stepan, Jr. is the Company’s President and Chief Executive Officer and a Director and is not included in this table as he is an employee of the Company and receives no additional compensation for his service as a Director. The compensation amount received by Mr. Stepan, Jr. as an employee is shown in the Summary Compensation Table. F. Quinn Stepan is the Chairman of the Board of Directors and is an executive officer of the Company. Mr. Stepan was not an NEO in 2013 and he receives no additional compensation for his service as a Director. Mr. Stepan’s compensation as a Company employee is included in this table.

(2)	Reflects Stock Awards granted in April 2013. Each Non-Employee Director was awarded 1,286 shares.
(3)	As of December 31, 2013, each Non-Employee Director had the following number of stock options outstanding: Mr. Boyce: 872; Mr. Dearth: 0; Dr. Delgado: 0; Mr. Lawton: 0; and Mr. Wehmer: 2,256.
(4)	Amounts include a base salary of $500,000 and an annual incentive bonus earned in 2013 of $80,419. Amounts for All Other Compensation include 2013 Company contributions to Mr. Stepan’s defined contribution account in the amount of $44,204, personal use of Company-leased and Company-owned vehicles, use of Company-owned properties, spousal travel, entertainment events, club membership dues and use of certain corporate personnel for personal purposes. For additional discussion of certain Company compensation policies and arrangements applicable to Mr. Stepan as Chairman of the Board of Directors and an executive officer of the Company, see the Compensation Discussion and Analysis in this proxy statement.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company is including in this proxy statement a non-binding advisory vote regarding compensation of the Company’s NEOs. The Company asks annually for the stockholders to indicate their approval of the compensation paid to the Company’s NEOs as described in this proxy statement under the heading “Executive Compensation,” which includes the Compensation Discussion and Analysis as well as the compensation tables and related narratives included elsewhere in this proxy statement. Those sections describe the Company’s NEO compensation programs and the rationale behind the decisions made by the Compensation and Development Committee.

This Say-on-Pay vote provides stockholders with the opportunity to express their views about the compensation paid to the Company’s NEOs as described in this proxy statement. A stockholder may vote “FOR” or “AGAINST” the resolution or “ABSTAIN” from voting on the resolution. The result of the Say-on-Pay vote will not be binding on the Company or the Board of Directors. However, the Board of Directors values the views of the Company’s stockholders and will review the voting results and take them into consideration when making future decisions regarding compensation of the Company’s NEOs. At the 2013 Annual Meeting of Stockholders, the Company’s executive compensation was approved by over 90% of the votes cast on the advisory Say-on-Pay vote. The Board of Directors and the Compensation and Development Committee considered these voting results when they made decisions regarding the compensation of the Company’s NEOs.

The Board of Directors believes that the Company’s executive compensation program is appropriately designed and is operating effectively to compensate the Company’s NEOs based on achievement of annual and long-term performance goals that are aligned with enhanced stockholder value. As described in the Compensation Discussion and Analysis, the Company’s objectives for its compensation program, including the compensation program for the NEOs, are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for levels of compensation competitive with the marketplace; and

•	attract and retain employees of outstanding ability.

In support of these objectives, the Compensation and Development Committee follows these guiding principles for setting and awarding NEO executive compensation:

•

Pay for Performance. The basic premise of the Company’s NEO compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for executive employees. Compensation levels commensurate with Company performance align the interests of the Company’s NEOs with the interests of the Company’s stockholders. For 2013, incentive pay was directly connected to Company and individual performance. See both the “Short-Term Incentive Compensation” and the “Long-Term Incentive Compensation” sections in the Compensation Discussion and Analysis of this proxy statement for a discussion on the connection between Company performance and compensation levels for each incentive compensation component.

•

Competitive Compensation. Base salary was surveyed and determined to be consistent with similar positions in similar industries. The Company believes that the level of 2013 executive compensation offered as part of its total reward components was necessary to attract and retain talented NEOs. See the “Use of Industry Surveys and Peer Group Data” section in the Compensation Discussion and Analysis of this proxy statement for a description of the process used for comparing the Company’s compensation programs with those of the Company’s peers.

•

Equity-Based Compensation Aligns the Company with the Interests of Stockholders. The Compensation and Development Committee has designed the compensation for NEOs to depend on the achievement of objective performance goals that drive, and are aligned with, stockholder value. Information related to the amount of NEO compensation that is paid as stock options, SARs and performance shares is described in the “Long-Term Incentive Compensation” section in the Compensation Discussion and Analysis of this proxy statement.

•

Stock Ownership Policy. The Company maintains a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. See the “Stock Ownership Policy” section in the Compensation Discussion and Analysis of this proxy statement for a more detailed description of this policy.

•

Hedging and Trading Restrictions. The Company has an Insider Trading Policy which prohibits NEOs from hedging the economic risk of their stock ownership and prohibits short-selling of the Company’s securities. In addition, the Insider Trading Policy prohibits trading in the Company’s securities outside of trading window periods or without pre-clearance.

•

Reasonable and Limited Perquisites and Other Benefits. The limited amount of benefits and perquisites offered to the NEOs is common with companies in our industry and is reasonable in both nature and amount.

•

No Severance/Change-in-Control Agreements. None of the NEOs have any arrangement that provides for severance payments. Additionally, none of the NEOs are entitled to payment of any benefits upon a change-in-control.

As summarized above, the compensation earned by the Company’s NEOs for 2013 was aligned with both the Company’s pay for performance philosophy and 2013 Company performance. For the reasons discussed above and elsewhere in this proxy statement, the Board of Directors recommends that the stockholders vote to approve the following resolution:

RESOLVED, that on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and related narratives, is hereby APPROVED.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the approval of the above resolution relating to the compensation of the Company’s NEOs.

REPORT OF THE AUDIT COMMITTEE

In 2013, the Company’s Audit Committee was comprised of the following Non-Employee Directors: Messrs. Boyce, Dearth, Delgado, Lawton and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2013, Mr. Wehmer served as Chairman of the Audit Committee.

The Audit Committee has:

(a)	reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte”), the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements as of and for the year ended December 31, 2013;

(b)	discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees;

(c)	received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence; and

(d)	considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2013, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Michael R. Boyce

Randall S. Dearth

Joaquin Delgado

Gregory E. Lawton

Edward J. Wehmer

AUDIT COMMITTEE

The information contained in the Report of the Audit Committee above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

ACCOUNTING AND AUDITING MATTERS

Upon the recommendation of its Audit Committee, the Board of Directors has selected Deloitte as the independent registered public accounting firm for the Company for 2014. In connection with the audits for the two most recent fiscal years, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in connection with its report on the financial statements of the Company for such time periods. Also during those time periods, there have been no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K.

Deloitte’s reports on the financial statements of the Company for the last two years contained neither an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Representatives of Deloitte are expected to be present at the 2014 Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from the stockholders.

PROPOSAL: Upon the recommendation of its Audit Committee, the Board of Directors recommends to the stockholders that the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries be ratified for fiscal year 2014.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2013, and December 31, 2012, and fees billed for other services rendered by Deloitte during those periods:

	2013	2012
Audit Fees(a)	$1,323,200	$1,158,100
Audit-Related Fees(b)	0	0
Tax Fees(c)	282,200	218,600
All Other Fees(d)	16,200	10,200

Total	$1,621,600	$1,386,900

(a)	Audit Fees consist of audit work performed on the Company’s annual financial statements and review of the Company’s quarterly financial statements.
(b)	There were no Audit-Related Fees in 2012 or 2013.
(c)	Tax Fees for 2012 and 2013 consist of tax advisory services related to international tax projects, assistance with tax return filings in certain foreign jurisdictions, and preparation of expatriate tax returns.
(d)	All Other Fees consist of an annual subscription fee for an online accounting research tool licensed from Deloitte in 2012 and 2013, fees for a risk management consulting project in 2012, and due diligence assistance in 2013.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring the pre-approval of all audit, audit-related, and permissible non-audit services provided by the independent registered public accounting firm. A copy of this policy is available at no charge upon written request to the Secretary of the Company. The policy provides guidance to management as to the specific services that the independent registered public accounting firm may perform for the Company. The policy requires that a description of the services expected to be performed by the independent registered public accounting firm, together with an estimate of fees, be provided to the Audit Committee for approval on an annual basis. The scope of these services is carefully considered by the Audit Committee to ensure such services are consistent with the rules of the SEC on auditor independence.

Any requests for audit, audit-related, and non-audit services not previously authorized must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the policy delegates to the Audit Committee Chairman, the authority to grant specific pre-approval between meetings provided that the Chairman reports any pre-approval decision to the Audit Committee at its next regularly scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

All of the services related to the Audit-Related Fees, Tax Fees and All Other Fees described above were approved by the Audit Committee in accordance with its pre-approval requirements.

2015 STOCKHOLDER PROPOSALS

In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2015 Annual Meeting of Stockholders in accordance with SEC Rule 14a-8, the Company must receive the proposals at its administrative offices at Edens Expressway and Winnetka Road, Northfield, Illinois 60093, no later than November 28, 2014.

A stockholder that intends to present business at the 2015 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-laws. Among other things, to properly bring business before an annual meeting (other than director nominations), a stockholder must give written notice containing the information required by the Company’s By-laws, which must be received by the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2014 Annual Meeting of Stockholders is scheduled for April 29, 2014, the Company’s Secretary must receive the requisite notice and information for a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than January 29, 2015.

A stockholder that intends to nominate a candidate for election as a director at the 2015 Annual Meeting of Stockholders must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws, which must be received by the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2014 Annual Meeting of Stockholders is scheduled for April 29, 2014, the Company’s Secretary must receive the requisite notice and information for a nomination of a candidate for director no later than January 29, 2015.

In the event the 2015 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary date of the 2014 Annual Meeting of Stockholders, then the foregoing notices required by the Company’s By-laws, to be timely, must be received not later than the tenth day following the date on which notice of the 2015 Annual Meeting of Stockholders is first given to stockholders or public disclosure of such meeting is made, whichever first occurs.

COMMUNICATIONS FOR ALL INTERESTED PARTIES

All interested parties may communicate directly with the Board of Directors, Non-Employee Directors or specified Directors of the Company by submitting all communications in writing to the Nominating and Corporate Governance Committee Chairman, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

By order of the Board of Directors,

H. EDWARD WYNN

     Secretary

Northfield, Illinois

March 27, 2014

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Stockholders.

The Notice of Annual Meeting, Proxy Statement and Proxy Card;

2013 Annual Report; and Form 10-K are available at:

www.edocumentview.com/SCL

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Stepan Company

Notice of Annual Meeting of Stockholders to be held April 29, 2014

This proxy is solicited on behalf of the Company’s Board of Directors

I, the undersigned, hereby appoint Scott D. Beamer and H. Edward Wynn, or either of them (the “Proxies”), with full power of substitution, to represent and vote all shares that the undersigned is entitled to vote at the annual meeting of stockholders of STEPAN COMPANY on April 29, 2014, or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,

USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold	+
01 – Joaquin Delgado	☐	☐	02 – F. Quinn Stepan, Jr.	☐	☐

		For	Against	Abstain
2.	Advisory resolution to approve executive compensation.	☐	☐	☐
		For	Against	Abstain
3.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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